SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)
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Filed by a party other than the Registrant [ _ ]
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[ _ ] Preliminary Proxy Statement
[ _ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[ _ ] Definitive Additional Materials
[ _ ] Soliciting Material under Section 240.14a-12

Cirrus Logic, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ X ]    No fee required.
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JOHN FORSYTH
President and Chief Executive Officer

June 3, 2021
To our Stockholders:
I would like to invite you to participate in the Annual Meeting of Stockholders of Cirrus Logic, Inc. to be held on Friday, July 30, 2021, at 11:00 a.m. Central Time. This year’s Annual Meeting will once again be a virtual-only stockholder meeting, which, due to the public health impact of COVID-19, allows us to support the well-being of our employees and stockholders while also allowing a broader group of stockholders to participate. You will be able to participate, vote, and submit your questions during the meeting on a live webcast at www.virtualshareholdermeeting.com/CRUS2021. To access this website and enter the meeting, you should have available your control number, which is included with the proxy materials. We intend to hold the virtual-only meeting in a manner that affords you the same rights and opportunities to participate as you would have at an in-person meeting.
We are providing the proxy materials electronically via the internet, which will allow our stockholders to have immediate access to those materials at their discretion. Paper copies may also be requested.
Even if you plan to participate in the Annual Meeting by live webcast, I hope you will vote as soon as possible. Although you may vote the day of the Annual Meeting, you may also vote in advance via the internet, as well as by telephone, or by mailing a proxy card. Voting in advance over the internet, by telephone, or by written proxy will ensure your representation at the Annual Meeting if you do not participate in the virtual meeting. Please review the instructions on the Notice of Internet Availability or the proxy card regarding each of these voting options.
Cirrus Logic values the participation of its stockholders. Your vote is an important part of our system of corporate governance, and I strongly encourage you to participate.
Sincerely,
John Forsyth
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be held July 30, 2021
Copies of the Notice of the 2021 Annual Meeting of Stockholders, this proxy statement, and our Annual Report on Form 10-K are also available on our website at www.cirrus.com. You also may receive copies of these documents at no charge upon request directed to:
Cirrus Logic, Inc. Investor Relations
800 W. 6th Street, Austin, Texas 78701
telephone: (512) 851-4125; email: investor@cirrus.com

Cirrus Logic, Inc.
800 W. 6th Street
Austin, Texas 78701

2021 Annual Meeting of Stockholders
July 30, 2021
YOUR VOTE IS IMPORTANT
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Cirrus Logic, Inc. (the “Company” or “we”) will hold our 2021 Annual Meeting of Stockholders as follows:
Friday, July 30, 2021
11:00 A.M. (Central Daylight Time)
Via live webcast available at www.virtualshareholdermeeting.com/CRUS2021

This year’s Annual Meeting will again be a virtual-only meeting, which we intend to hold in a manner that affords you the same rights and opportunities to participate as you would have at an in-person meeting. You will be able to attend, vote, and submit your questions during the meeting on a live webcast via the internet at www.virtualshareholdermeeting.com/CRUS2021. To access this website and enter the meeting, you must have your control number available. You will not be able to attend the Annual Meeting in person.
While connected to the Annual Meeting via the internet, you may vote and submit questions. We will answer any timely submitted and relevant questions on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Following adjournment of the formal business of the Annual Meeting, we will address appropriate general questions from stockholders regarding the Company as time allows. Questions relating to stockholder proposals or the Company may be submitted in the field provided in the web portal at or before the time the questions are to be discussed. If we receive substantially similar questions, we may group those questions together and provide a single response to avoid repetition. Answers to any relevant questions not answered at the Annual Meeting will be posted on the “Ask the CEO” section of our website at investor.cirrus.com following the Annual Meeting.

We are utilizing a leading virtual meeting solution from Broadridge Financial Solutions, Inc., or Broadridge. Both we and Broadridge will test the platform technology before going “live” for the Annual Meeting. If you have any questions about accessing the virtual meeting website for the Annual Meeting, please contact Broadridge VSM support at 844-986-0822 / International: 303-562-9302. If you encounter any technical difficulties with the virtual meeting during the log in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.

At the meeting, stockholders will vote on the following matters:

(i)    the election of seven nominees named in this proxy statement to serve as Company directors for one-year terms;
(ii)     the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 26, 2022;
(iii)    an advisory (non-binding) vote to approve executive compensation; and
(iv)    such other business as may properly come before the meeting.
You can vote four different ways. You can vote by participating in the virtual meeting online, or you can vote in advance of the virtual meeting by internet, by telephone, or by mail. For specific voting information, please see “Questions and Answers about the Proxy Materials, the Annual Meeting, and Voting Procedures” on page 3.
Stockholders of record at the close of business on June 1, 2021, are entitled to notice of, and to vote at, the Annual Meeting. On June 1, 2021, approximately 57,525,391 shares of the Company common stock were outstanding. Each share entitles the holder to one vote. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose germane to the meeting for at least 10 days prior to the meeting and during the meeting.
The Board of Directors of the Company asks you to vote in favor of the seven nominated directors and for Proposal Nos. 2 and 3. The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy. This proxy statement provides you with detailed information about each proposal. We are also using this proxy statement to discuss our corporate governance and compensation practices and philosophies.
We encourage you to read this proxy statement carefully. In addition, you may obtain information about the Company from the Annual Report to Stockholders and from other documents that we have filed with the Securities and Exchange Commission.

PROXY STATEMENT
2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, July 30, 2021
Cirrus Logic, Inc.
800 W. 6th Street
Austin, Texas 78701
www.cirrus.com
These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cirrus Logic, Inc. (the “Company” or “we”) for use at our 2021 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on July 30, 2021, at 11:00 a.m., Central Daylight Time, and may be accessed on a live webcast via the internet at www.virtualshareholdermeeting.com/CRUS2021.
Beginning on June 18, 2021, Cirrus Logic will make these proxy materials available to our stockholders on the internet or through the mail in connection with the solicitation of proxies by the Board for proposals to be voted on at the Annual Meeting.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,
THE ANNUAL MEETING, AND VOTING PROCEDURES

Q:    Why am I receiving these materials?
A:    The Board, on behalf of the Company, is soliciting your proxy for the Annual Meeting of Stockholders to take place on July 30, 2021. As a stockholder of record as of the close of business on June 1, 2021 (the “Record Date”), you are invited to participate in the meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:    Who is entitled to notice of and to vote at the Annual Meeting?
A:    Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting.

Q:    What information is contained in these materials?
A:    The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2021 Annual Report to Stockholders on Form 10-K for the fiscal year ended March 27, 2021, is also being made electronically available or mailed to each stockholder as of the Record Date.

If you requested and received a copy of these materials by mail or email, then the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

Q:    Why did I receive a notice in the mail regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?
A:    We are complying with the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice of Internet Availability will have the ability to access the proxy materials over the internet, or alternatively, request to receive a copy of the proxy materials by mail or email.

Q.    How can I access the proxy materials over the internet?
A:    Your Notice of Internet Availability of the proxy materials contains instructions regarding how to:
•    view the proxy materials for the Annual Meeting on the internet;
•    request a paper copy of the proxy materials for the Annual Meeting; and
•    instruct us to send future proxy materials to you by email.

Q:    How may I obtain a paper copy of the proxy materials?
A:    Your Notice of Internet Availability of the proxy materials contains instructions regarding how to obtain a paper copy of the proxy materials.

Q:    What if I receive more than one Notice of Internet Availability of the proxy materials or more than one paper copy of the proxy materials?
A:    If you receive more than one Notice of Internet Availability or set of proxy materials, it means your shares are registered differently or are in more than one account. To vote all your shares by proxy, you must vote using all Notices of Internet Availability you receive, or all proxy cards and voting instruction cards you received.

Q:    What proposals will be voted on at the meeting?
A:    There are three proposals scheduled to be voted on at the meeting:
(1)    the election of seven nominees named in this proxy statement to serve as Company directors for one-year terms;
(2)    the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending March 26, 2022; and
(3)    an advisory (non-binding) vote to approve executive compensation.

Q:    Will I be able to attend the Annual Meeting?
A:    We will host the Annual Meeting live via the internet. You will not be able to attend the meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/CRUS2021. The webcast will begin at 11:00 a.m., Central Daylight Time, on July 30, 2021. Stockholders as of the Record Date may vote and submit questions while connected to the Annual Meeting via the internet. We will answer any timely submitted and relevant questions on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Following adjournment of the formal business of the Annual Meeting, we will address appropriate general questions from stockholders regarding the Company as time allows. Questions relating to stockholder proposals or the Company may be submitted in the field provided in the web portal at or before the time the questions are to be discussed. If we receive substantially similar questions, we may group those questions together and provide a single response to avoid repetition. Answers to any relevant questions not answered at the Annual Meeting will be posted on the “Ask the CEO” section of our website at investor.cirrus.com following the Annual Meeting.

We are utilizing a leading virtual meeting solution from Broadridge Financial Solutions, Inc., or Broadridge. Both we and Broadridge will test the platform technology before going “live” for the Annual Meeting. If you have any questions about accessing the virtual meeting website for the Annual Meeting, please contact Broadridge VSM support at 844-986-0822 / International: 303-562-9302. If you encounter any technical difficulties with the virtual meeting during the log in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.
Q:    What do I need to do to be able to participate in the Annual Meeting online?
A:    The Annual Meeting will be held live via the internet. You will not be able to attend the meeting in person. A summary of the information you need to attend the meeting online is provided below:
•Any stockholder can listen to the meeting and participate live via the internet at www.virtualshareholdermeeting.com/CRUS2021.
•Webcast begins at 11:00 a.m. Central Daylight Time on July 30, 2021.
•Stockholders as of the Record Date may vote and submit questions while connected to the meeting via the internet.
•Please have your control number to enter the meeting.
•Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CRUS2021.
•A webcast replay of the meeting will be available after the meeting at www.virtualshareholdermeeting.com/CRUS2021.

Q:    What are the Board’s voting recommendations?
A:    The Board recommends that you vote your shares as follows:
•    “FOR” each of the director nominees;
•    “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending March 26, 2022; and
•    “FOR” the approval, on a non-binding, advisory basis, of executive compensation.

Q:    What shares owned by me can be voted?
A:    All shares owned by you as of the close of business on the Record Date may be voted by you. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank, or other nominee; however you will need to demonstrate proof of ownership pursuant to the instructions provided at www.virtualshareholdermeeting.com/CRUS2021. Stockholders who hold their shares through a stock brokerage account or by a bank or other nominee will need to obtain a legal proxy from their nominee in advance of the meeting in order to vote during the meeting.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:    Most stockholders of the Company hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and, if you held those shares as of the Record Date, you have the right to vote by proxy by following the instructions in the Notice of Internet Availability of the proxy materials or to vote online at the meeting.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your stockbroker, bank, or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank, or other nominee how to vote, and you are also invited to participate in the meeting.

Q:    How can I vote my shares at the meeting?
A:    Shares may be voted at the Annual Meeting via the internet on a live webcast at www.virtualshareholdermeeting.com/CRUS2021. To access the meeting and vote your shares, you must have your control number.

Even if you currently plan to participate in the Annual Meeting via the live webcast, we recommend that you submit your proxy in advance of the meeting so that your vote will be counted if you later decide not to attend the meeting.

Q:    How can I vote my shares without participating in the meeting?
A:    Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without participating in the meeting. You may vote by granting a proxy or by submitting voting instructions to your stockbroker, bank, or other nominee for shares held in street name. In most instances, you will be able to do this over the internet, by telephone, or by mail, but if you hold shares in street name, you should refer to the voting instructions provided to you by your stockbroker, bank, or other nominee for voting instructions specific to your holdings. If you are the stockholder of record, please refer to the summary instructions below and those included on your Notice of Internet Availability of the proxy materials. Specifically, you may vote without participating in the meeting:

BY INTERNET — If you have internet access, you may vote by going to www.proxyvote.com and following the instructions included with the proxy materials. You will need to have the control number on your Notice of Internet Availability on your proxy card in order to vote by internet.

BY TELEPHONE — If you have access to a touch-tone telephone, you may vote by calling 1-800-690-6903 and following the instructions within the proxy materials. You will need to have the control number that appears on your Notice of Internet Availability of the proxy materials available when voting by telephone.

BY MAIL — If you have requested and received a paper copy of a proxy card, you may submit a proxy by signing your proxy card and returning it by mail using the enclosed, postage prepaid and addressed envelope. If you sign but do not provide instructions, your shares will be voted as described in the response to “What are the Board’s voting recommendations?” above.

Q:    What if I hold shares in street name and do not transmit voting instructions before the stockholder meeting to my stockbroker, bank, or other nominee?
A:    If you do not transmit voting instructions, your stockbroker is permitted to vote on your behalf on routine matters only. The ratification of the appointment of independent registered public accounting firm (Proposal No. 2) is the only routine matter, and therefore, the only matter that brokers may vote on without instruction from the beneficial owner. Your stockbroker is not permitted to vote on your behalf on non-routine matters if you do not transmit your voting instructions. The election of directors (Proposal No. 1) and the advisory vote to approve executive compensation (Proposal No. 3) are considered non-routine matters. Therefore, if you do not transmit your voting instructions to your stockbroker or other nominee, then they cannot vote on these non-routine matters and your vote will be counted as “broker non-votes” as further described in the response to “How are abstentions and broker non-votes counted?” below.

Q:    Can I revoke my proxy?
A:    You may revoke your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may revoke your proxy instructions by granting a new proxy bearing a later date (that automatically revokes the earlier proxy) or by voting during the Annual Meeting. For shares held beneficially by you, you may revoke your proxy by submitting new instructions to your stockbroker, bank, or other nominee.

Q:    What is the quorum requirement for the meeting?
A:    The quorum requirement for holding the meeting and transacting business is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to be voted at the Annual Meeting. For the Annual Meeting, both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:    How are votes counted?
A:    In the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD” your vote with respect to one or more of the nominees. For all other proposals you may vote “FOR,” “AGAINST,” or “ABSTAIN,” and if you “ABSTAIN” on any of these matters, it has the same effect as a vote “AGAINST,” as described in response to the question below.

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:    What is the voting requirement to approve each of the proposals?
A:    Directors are elected by a plurality of votes cast, which means that, for this year, the seven persons receiving the highest number of “FOR” votes will be elected. All other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide your stockbroker, bank, or other nominee with voting instructions on a non-routine matter such as a director election, your shares may constitute broker non-votes, as described in “How are abstentions and broker non-votes counted?” below.

Q:    How are abstentions and broker non-votes counted?
A:    Abstentions and broker non-votes are counted as present for purposes of determining the shares present and entitled to vote for purposes of the quorum requirement. For Proposal Nos. 2 and 3, an abstention is treated as a vote cast for purposes of counting votes, and therefore the effect of an abstention will be the same as a vote against a proposal as described in “How are votes counted?” above. Broker non-votes are not counted as votes cast, and therefore have no impact on non-routine matters. Generally, broker non-votes occur when shares held by a stockbroker for a beneficial owner are not voted with respect to a particular proposal because the proposal is a non-routine matter, the stockbroker has not received voting instructions from the beneficial owner, and the stockbroker lacks discretionary voting power to vote the shares.

Q:    Where can I find the voting results of the meeting?
A:    We will announce preliminary voting results at the meeting and will file with the SEC via EDGAR a Current Report on Form 8-K within four business days of the meeting with the final voting results. If final voting results are not available at the time of such filing, the Company intends to disclose preliminary voting results at the time of the filing and file an amended Current Report on Form 8-K within four business days after obtaining the final results.

Q:    What happens if additional proposals are presented at the meeting?
A:    Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Gregory Scott Thomas, our Corporate Secretary, and Thurman Case, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your shares for such other candidate or candidates as may be nominated by the Board or the Board may reduce the size of the Board.

Q:    What classes of shares are entitled to be voted?
A:    Each share of common stock of the Company (“common stock”) outstanding as of the Record Date is entitled to one vote on each item being voted upon at the Annual Meeting. On the Record Date, we had approximately 57,525,391 shares of common stock outstanding.

Q:    Is cumulative voting permitted for the election of directors?
A:    No.

Q:    Who will count the votes?
A:    A representative of Broadridge Investor Communications Solutions will tabulate the votes. A representative of the Company will act as the inspector of election.

Q:    Is my vote confidential?
A:    Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board.

Q:    Who will bear the cost of soliciting votes for the meeting?
A:    The Company will pay the entire cost of soliciting proxies to be voted, along with the costs of preparing, assembling, printing, mailing, and distributing the proxy materials. If you choose to access the proxy materials and/or submit your proxy over the internet or by telephone, however, you are responsible for internet access or telephone charges you may incur. In addition to the mailing of the proxy materials, the solicitation of proxies or votes may be made by our directors, officers, and employees, either in person, by telephone, or by electronic communication. Our directors, officers, and employees will not receive any additional compensation for the solicitation activities. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:    May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
A:    You may make nominations and submit proposals for consideration at future stockholder meetings. Any proposal that a stockholder wishes to include in the Company’s proxy materials for the 2022 annual meeting of stockholders, in accordance with the regulations of the SEC, must be received by no later than 120 calendar days prior to the anniversary date that the Company released this proxy statement for the Annual Meeting (February 18, 2022). The written proposal will need to comply with the regulations of the

SEC under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Any proposal or nomination for election of directors that a stockholder wishes to propose for consideration at the 2022 annual meeting of stockholders, other than pursuant to Rule 14a-8, must be submitted in accordance with our Bylaws. To be considered timely, our Bylaws provide that such notice must be received at our principal executive offices no earlier than 120 calendar days (April 1, 2022) and no later than 90 calendar days (May 1, 2022) prior to the first anniversary date of the previous year’s annual meeting of stockholders. Proposals and nominations should be addressed to: Corporate Secretary, Cirrus Logic, Inc., 800 W. 6th Street, Austin, Texas 78701.

Copy of Bylaw Provisions: You may contact the Corporate Secretary at our headquarters, 800 W. 6th Street, Austin, Texas 78701, for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE
Board Meetings and Committees
During the fiscal year ended March 27, 2021, the Board held 12 meetings. Directors are expected to attend each meeting of the Board and the committees of the Board (the “Committees”) on which they serve. During the period of their service, no director attended less than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of their Committee meetings. Pursuant to our Corporate Governance Guidelines, directors are also expected to attend the Company’s Annual Meeting of Stockholders absent extraordinary circumstances. All directors attended the Company’s 2020 annual meeting of stockholders.
We have three Committees: Audit, Compensation and Human Resources, and Governance and Nominating. Each member of the Audit, Compensation and Human Resources, and Governance and Nominating Committees is independent in accordance with the applicable SEC rules and applicable Nasdaq Stock Market, Inc. (the “Nasdaq”) listing standards, including, with respect to members of the Audit and Compensation and Human Resources Committees, the heightened requirements applicable to members of those committees. Each Committee has a written charter that has been approved by the Board; the Committee charters are available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.
During fiscal year 2021, effective January 1, 2021, Jason Rhode resigned from our Board, and John Forsyth was appointed to the Board to fill Dr. Rhode’s vacancy. These changes corresponded with transitioning the role of Chief Executive Officer from Dr. Rhode to Mr. Forsyth, effective January 1, 2021, which is discussed elsewhere in this proxy statement. Also effective January 1, 2021, director David Tupman became Chair of the Board, succeeding Alan Schuele ahead of his retirement from the Board at this year’s Annual Meeting.
The composition of the Board and each Committee is identified in the following table, and the function of each Committee is described below. On occasion, the Board may appoint special committees or designate directors to undertake special assignments on behalf of the Board.

Current Directors	Independent	Audit	Compensation and Human Resources	Governance and Nominating
John C. Carter	Yes	X	X
Alexander M. Davern	Yes	Chair
Timothy R. Dehne	Yes		Chair
John M. Forsyth	No
Deirdre R. Hanford	Yes	X		X
Catherine P. Lego	Yes			Chair
Alan R. Schuele	Yes
David J. Tupman, Chair	Yes		X	X
Former Directors (served during fiscal year)
Jason P. Rhode	No
Number of Meetings Held in Fiscal Year 2021		7	7	2

Audit Committee
The Audit Committee is currently composed of three independent directors. The responsibilities of the Audit Committee include:
•    selecting, retaining, compensating, overseeing, evaluating, and, where appropriate, terminating the Company’s independent auditors;

•    resolving any disagreements between management and the independent auditors regarding financial reporting;

•    adopting and implementing pre-approval policies and procedures for audit and non-audit services to be rendered by the independent auditors;

•    reviewing with management and the independent auditors the financial information and the Management’s Discussion and Analysis proposed to be included in each of the Company’s Quarterly Reports on Form 10-Q prior to their filing;

•    reviewing before release the unaudited interim financial results in the Company’s quarterly earnings release;

•    reviewing with management and the independent auditors, at the completion of the annual audit, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report on Form 10-K prior to its filing and provide or review judgments about the quality, not only the acceptability, of accounting principles, and such other matters required to be discussed with the independent auditors under generally accepted auditing standards;

•    reviewing with management and the independent auditors any required Environmental, Social, and Governance (“ESG”) disclosures included within the Company’s SEC filings, including human capital disclosures required by Item 101(c) of Regulation S-K, and the adequacy and effectiveness of applicable internal controls related to such disclosures;

•    reviewing with the independent auditors critical audit matters (CAMs) and related CAM disclosures;

•    reviewing and approving, if appropriate, material changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management;

•    establishing procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•    evaluating the professional competency of the financial staff and the internal auditors, as well as the quality of their performance in discharging their respective responsibilities;

•    discussing policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process; and

•    reviewing with management the Company’s major financial and regulatory risk exposures, including cybersecurity-related risks, and the steps management has taken to monitor and control such exposures.
The Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements and is independent under applicable SEC rules and applicable Nasdaq listing standards. The Board has also determined that each member is an “audit committee financial expert” as defined under applicable SEC rules.
For additional information relating to the Audit Committee, see the section of this proxy statement entitled, “Report of the Audit Committee of the Board” and the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.
Compensation and Human Resources Committee
The Compensation and Human Resources Committee (“Compensation Committee”) is currently composed of three independent directors. The Compensation Committee reviews and approves salaries and other matters relating to executive compensation; reviews the Company’s leadership development initiatives and succession planning process for our Chief Executive Officer and other executive officers; and administers the Company’s stock incentive plans, including reviewing and granting stock incentive awards to executive officers and other employees and reviewing and approving policies and procedures for awarding grants under these plans. The

Compensation Committee also reviews and recommends to the Board for approval various other Company compensation plans, policies and matters related to the Company’s non-employee directors. Additionally, the Compensation Committee assists the Board in its ESG oversight by reviewing ESG matters relating to the Company’s workforce, including human capital management, inclusion and diversity, and the workforce portion of the Company’s ESG report. For additional information relating to the Compensation Committee, see the Compensation and Human Resources Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.
Please see the “Compensation Discussion and Analysis” section of this proxy statement for additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation, including the Compensation Committee’s engagement of Compensia, Inc. (“Compensia”) as its external compensation consultant.
Governance and Nominating Committee
The Governance and Nominating Committee is currently composed of three independent directors. The Governance and Nominating Committee provides counsel to the Board with respect to corporate governance matters and Board organization, membership, and function, as well as committee structure and membership. The Governance and Nominating Committee is responsible for defining the qualifications for candidates for director positions, evaluating qualified candidates, recommending candidates to the Board for election as directors, and proposing a slate of directors for election by stockholders at each annual meeting. Additionally, this committee assists the Board in its ESG oversight by reviewing ESG matters, including the Company’s ESG report, not assigned to other committees. For more information relating to the Governance and Nominating Committee, see the Governance and Nominating Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.
The Governance and Nominating Committee annually reviews the needs of the Board for various skills, experience, expected contributions, and other characteristics in determining the director candidates to be nominated at the Annual Meeting of Stockholders. The Governance and Nominating Committee will evaluate candidates for directors proposed by directors, stockholders, or management in light of the Governance and Nominating Committee’s views of the current needs of the Board for certain skills; the candidate’s background, skills, experience, expected contributions, or other characteristics; and the qualification standards established from time to time by the Governance and Nominating Committee. If the Governance and Nominating Committee believes that the Board requires additional candidates for nomination, the Governance and Nominating Committee may engage a third-party search firm to assist in identifying qualified candidates. All directors and nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance and Nominating Committee. The Governance and Nominating Committee believes it is important to consider diversity of gender, race, ethnicity, age, education, cultural background, and professional experiences and has formalized its existing practice to require inclusion of women and underrepresented minority candidates in the pool from which nominees are identified. The Board’s objective is to nominate a diverse group of directors who can best ensure the continuing success of our business and represent stockholder interests through the exercise of sound judgment and constructive working relationships.
The Governance and Nominating Committee believes that members of the Board should possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company, and monitor the Company’s adherence to principles of sound corporate governance. Therefore, the Governance and Nominating Committee has determined that nominees for election as director should have the following qualifications: (i) possess the highest personal and professional ethics, integrity, and values; (ii) be committed to representing the long-term interests of the Company’s stockholders; (iii) have an inquisitive and objective perspective and mature judgment; (iv) possess strong business and financial acumen and judgment acquired through education, training, or experience; (v) possess experience at policy-making levels in business, government, education, or technology, and in areas that are relevant to the Company’s global business activities; (vi) have experience in matters of corporate governance; (vii) have experience in positions with a high degree of responsibility in the companies or institutions with which they are affiliated; and (viii) be prepared to devote appropriate time and attention to the Board and Committee duties required of a public company board member. Additionally, for non-employee director candidates, the nominees should have personal and business circumstances that permit them to serve on one or more of the various Committees.
These are not meant to be the exclusive criteria, however, and the Governance and Nominating Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience, and expertise; the composition of the Board at the time; and other relevant circumstances.
Stockholder Nominations
Stockholders are able to recommend individuals to the Governance and Nominating Committee for consideration as potential director nominees by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of common stock for at least one year as of the date such recommendation is made. An eligible stockholder wishing to recommend a candidate must submit the following no later than 120 calendar days prior to the anniversary date that the Company released this proxy statement for the Annual Meeting: (A) a recommendation that identifies the candidate and provides contact information; (B) the written consent of the candidate to serve as a director of the Company, if elected; and (C) documentation establishing that the stockholder making the recommendation is an eligible stockholder.
Recommendations should be submitted to:
          Governance and Nominating Committee
          c/o Corporate Secretary

          Cirrus Logic, Inc.
          800 W. 6th Street
          Austin, Texas 78701
The Governance and Nominating Committee will consider stockholder-recommended candidates pursuant to the Director Nominations Process outlined in the Corporate Governance Guidelines, which are available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.
Stockholders also have the right under the Company’s Bylaws to nominate candidates for election as directors by following the procedures, providing the information, and conforming to the submission deadlines specified in the Company’s Bylaws. Please see the section of this proxy statement entitled, “Questions and Answers about the Proxy Materials, the Annual Meeting and Voting Procedures: May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?” for further information.
Determination of Independence
The Board, which currently consists of eight directors, has determined that six of the seven nominated directors are independent as defined by the applicable listing and regulatory standards. Specifically, the Governance and Nominating Committee has reviewed the independence of each director and determined that nominees Carter, Davern, Dehne, Hanford, Lego, and Tupman qualify as independent directors under these standards. No director has a familial relationship with another director. Although at the present Annual Meeting Mr. Schuele is not a director nominee, the Board also determined that Mr. Schuele was independent.
In determining the independence of Mr. Davern—who serves as a member of National Instrument’s Board of Directors—the Governance and Nominating Committee and the Board reviewed the Company’s transactions with National Instruments and determined that the transactions do not interfere with Mr. Davern’s exercise of independent judgment in carrying out the responsibilities of a director. These transactions included the purchase of certain test equipment and software, along with associated support and maintenance services, for equipment used in the development and testing of our products. These transactions did not constitute material related party transactions requiring disclosure under SEC regulations.
In determining the independence of Ms. Hanford—who is Chief Security Officer and Member of Corporate Staff of Synopsys, Inc.—the Governance and Nominating Committee and the Board reviewed the Company’s transactions with Synopsys and determined that the transactions do not interfere with Ms. Hanford's exercise of independent judgment in carrying out the responsibilities of a director. These transactions included software tool licenses, software maintenance, training, and related consulting. These transactions did not constitute material related party transactions requiring disclosure under SEC regulations.
Corporate Governance Guidelines
On an annual basis, the Company reviews its corporate governance practices in light of any changes to applicable law, the rules of the SEC, and the Nasdaq listing standards. Among other matters, the Corporate Governance Guidelines include the following requirements:

•    Two-thirds of the members of the Board must be independent directors as defined in the Corporate Governance Guidelines.

•    If the Chair of the Board is not an independent director, the Board will designate a “lead independent director.”

•    Directors shall retire at the first stockholders’ meeting in which directors will be elected following the director’s 75th birthday.

•    Stock Ownership Guidelines require our Chief Executive Officer, non-employee directors, and officers of the Company to accumulate and maintain, after a phase-in period, an ownership position in the Company’s stock to more closely link their interests with those of other Company stockholders.

•    The Board will have an Audit Committee, Compensation Committee, and Governance and Nominating Committee, each of which shall consist solely of independent directors.

•    The independent directors shall meet in executive session either before or after each regularly scheduled Board meeting.

•    In considering stockholder proposals and candidates recommended by stockholders for the Board, the Governance and Nominating Committee will follow the procedures outlined in the Corporate Governance Guidelines.
For additional details, see the Corporate Governance Guidelines, which are available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.
Board Leadership Structure
The Board is committed to maintaining an independent Board comprised primarily of independent directors. To enhance the independence of the Board from management, we separate the roles of our President and Chief Executive Officer (“CEO”), John Forsyth, and Chair of the Board, David J. Tupman. We believe that this leadership structure demonstrates our commitment to good corporate governance and benefits our stockholders by enhancing the oversight of management by the Board, balancing power on the Board, and encouraging balanced decision making.
The Board’s Role in Risk Oversight
Although management is responsible for identifying, assessing, and managing the material risks facing the Company, the Board plays an ongoing and active role in the oversight of the Company’s risk management processes, along with the oversight of the most significant strategic and operational risks faced by the Company and management’s efforts to mitigate those risks. The Board is involved in the setting of the Company’s business strategy, which necessarily entails a determination of what constitutes an appropriate level of risk for the Company.
Each of the Committees also considers risk within the Committee’s area of responsibility. Our Audit Committee, comprised fully of independent members, discusses risk assessment and risk management policies and regularly reviews with management the Company’s major financial and regulatory risk exposures, including information security and cybersecurity-related risks, and the steps management has taken to monitor and control such exposures. Also, in designing our compensation programs and structuring awards, the Compensation Committee considers whether such compensation programs may lead to undue risk taking. Finally, our Governance and Nominating Committee oversees risks relating to corporate governance policies and related governance matters.
Environmental, Social, and Governance (ESG)
Our Company is committed to creating a responsible and sustainable business environment that drives value for our key stakeholders including employees, investors, customers, suppliers, and our global communities. Pursuant to their charters, each of the Committees assists the Board in its oversight of ESG matters that are within the Committee’s area of responsibility, and the Governance and Nominating Committee assists in such oversight by reviewing ESG matters, such as the Company’s ESG report, that are not assigned to other Committees.
The Company is taking measures to ensure our products are produced in a sustainable and responsible manner. As an Affiliate Member, we are committed to adopting the approach of the Responsible Business Alliance (“RBA”), a non-profit organization that sets the standards for supply chain compliance issues related to labor, health and safety, the environment, ethics, and management systems. We have adopted a Supplier Code of Conduct (the “Supplier Code”) and aligned our operations to comply with the Supplier Code. To support our efforts, we work closely with our third-party suppliers to encourage their compliance with our Supplier Code.
As part of our ESG efforts, we work to attract and retain top talent in our diverse, global workforce through programs based on competitive compensation, benefits, and a first-rate corporate culture based on respect and fairness for all employees. We adhere to core principles of human rights by complying with international standards and by establishing a safe, healthy working environment based on respect and fairness for all employees, regardless of gender, nationality, or ethnicity. We are committed to promoting equality in the workforce and developing the STEM pipeline of all students through volunteer activities and financial resources.
For more information about our ESG efforts, including the Company’s ESG Report, please refer to the Environment, Social, and Governance section of our website at https://www.cirrus.com/company/esg/.
Code of Conduct
The Company has adopted a Code of Conduct that applies to all of its directors, officers, and employees (including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions). A copy of the Code of Conduct is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com. The Code of Conduct, as applied to the Company’s senior financial officers, constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and constitutes the Company’s “code of conduct” under the Nasdaq listing standards.

DIRECTOR COMPENSATION ARRANGEMENTS
Non-employee directors receive a combination of cash and equity-based compensation. Directors who are employed by the Company do not receive any additional compensation for their Board service. Non-employee directors may not receive consulting, advisory, or other compensatory fees from the Company in addition to their Board compensation.
The following table sets forth the quarterly cash payments paid to non-employee directors for Board service during the fiscal year ended March 27, 2021:

Director Compensation Retainers
Quarterly Director Retainer	$15,000
Board Chair Quarterly Retainer	$18,750
Audit Chair Quarterly Retainer	$6,250
Audit Committee Member Quarterly Retainer	$2,500
Compensation Committee Chair Quarterly Retainer	$6,250
Compensation Committee Member Quarterly Retainer	$1,875
Governance and Nominating Committee Chair Quarterly Retainer	$2,500
Governance and Nominating Committee Member Quarterly Retainer	$1,250
Lead Independent Director Quarterly Retainer	$2,500
Directors receive cash payments for each retainer category applying to them. The Company also reimburses non-employee directors for all reasonable out-of-pocket expenses incurred for attending Board and Committee meetings.
In addition to the cash compensation described above, each non-employee director receives equity-based compensation. Upon re-election to the Board, each non-employee director receives a full value stock award that vests immediately. In fiscal year 2021, the total number of shares subject to this award granted to each non-employee director had a fair market value up to $190,000 as estimated on the date of grant. For any director who is re-elected after having been appointed to the Board since the previous year’s annual meeting, their grant upon re-election is prorated to reflect the actual duration of service as a director since their appointment.
For newly appointed or elected non-employee directors, the Company awards an option to purchase shares of common stock of the Company at an exercise price equal to the fair market value of the stock on the date of grant upon becoming a director, with 25% vesting after one year and the remainder vesting ratably each month over the following 36 months. The total number of stock options granted to newly appointed or elected non-employee directors has a fair market value of $225,000 as estimated on the date of grant.
In a meeting on May 14, 2021, the Board approved modifications to director compensation arrangements, which become effective at the Annual Meeting. Specifically, the Board     increased the quarterly retainer for the Governance and Nominating Committee Chair from $2,500 to $3,000. Additionally, the Board modified certain aspects of non-employee director equity compensation, resulting in the following equity-based compensation components:

•New non-employee directors shall receive, at the time of first joining the Board through appointment or election, options having a fair market value of $225,000, as estimated at or around the time of grant, with 25% vesting after one year and the remainder vesting ratably each month over the following 36 months;
•New non-employee directors who first join the Board by appointment prior to an annual meeting shall receive, upon appointment, a full-value stock award having a fair market value up to $190,000 prorated to reflect the period from the time of appointment up until the annual meeting, such award vesting at the annual meeting; and
•Each non-employee director, upon first election and each subsequent re-election at an annual meeting, shall receive a full-value value stock award having a fair market value up to $190,000, such award vesting at the earlier of the next annual meeting or one year from the date of grant.
Our 2018 Long Term Incentive Plan, adopted by the Board and approved by stockholders in August 2018, provides that, in a calendar year, the aggregate value of all compensation paid to or granted to any non-employee member of the Board, including equity awards (valued on the grant date pursuant to FASB ASC Topic 718) and cash compensation, shall not exceed $750,000.
The following table sets forth information regarding the cash and equity-based compensation paid to our non-employee directors for services as members of the Board or any Committee during fiscal year 2021.
Note that throughout this proxy statement, amounts may not compute exactly across individual lines of a table, and such differences are due to rounding to the nearest dollar.
DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2021

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Total
	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(h)
John C. Carter (4)	$77,500	$189,965	$—	$267,465
Alexander M. Davern (5)	$95,000	$189,965	$—	$284,965
Timothy R. Dehne (6)	$102,500	$189,965	$—	$292,465
Deirdre R. Hanford (7)	$65,000	$189,965	$—	$254,965
Catherine P. Lego (8)	$59,451	$51,672	$224,984	$336,107
Alan R. Schuele (9)	$119,038	$189,965	$—	$309,003
David J. Tupman (10)	$100,220	$189,965	$—	$290,185

(1)    Represents fees earned or paid in cash for services as a director during the fiscal year ended March 27, 2021, including quarterly retainer fees and Committee chair and membership retainer fees.

(2)    On July 31, 2020, upon their re-election as directors at the Company’s 2020 annual meeting of stockholders, directors Carter, Davern, Dehne, Hanford, Schuele, and Tupman received a full value stock award that vested immediately upon re-election to the Board having a fair market value of up to $190,000 on the date of grant. Director Lego received a prorated stock award to reflect her appointment as a director on April 23, 2020; this award vested immediately upon her election to the Board at the 2020 annual meeting of stockholders. Amounts reported in this column represent the aggregate grant date fair value of the stock awards granted in fiscal year 2021, computed in accordance with FASB ASC Topic 718. See Note 10, Equity Compensation, in our Annual Report on Form 10-K for the fiscal year ended March 27, 2021 for additional detail regarding the assumptions underlying the value of these awards.

(3)    On April 23, 2020, upon her appointment as a director, Ms. Lego received an option to purchase shares of common stock with an exercise price equal to the closing price of common stock reported on Nasdaq on the date of grant. The amount in this column represents the aggregate grant date fair value of the options computed in accordance with FASB ASC Topic 718. See Note 10 Equity Compensation, in our Annual Report on Form 10-K for the fiscal year ended March 27, 2021 for additional detail regarding the assumptions underlying the value of these awards.

(4)    At the end of fiscal year 2021, Mr. Carter had no options outstanding.

(5)    At the end of fiscal year 2021, Mr. Davern had no options outstanding.

(6)    At the end of fiscal year 2021, Mr. Dehne had no options outstanding.

(7)    At the end of fiscal year 2021, Ms. Hanford had 15,515 options outstanding.

(8)    At the end of fiscal year 2021, Ms. Lego had 7,657 options outstanding.

(9)    At the end of fiscal year 2021, Mr. Schuele had 10,000 options outstanding.

(10)    At the end of fiscal year 2021, Mr. Tupman had 15,346 options outstanding.

PROPOSALS TO BE VOTED ON
Proposal No. 1: Election of Directors
The Board approved seven nominees for election to the Board this year.
During fiscal year 2021, effective January 1, 2021, Jason Rhode resigned from the Board, and John Forsyth was appointed to fill such vacancy, concurrent with the role of CEO transitioning from Dr. Rhode to Mr. Forsyth. Additionally, Alan Schuele is retiring from the Board at the Annual Meeting.
Information regarding the business experience of each nominee and the particular experience, qualifications, attributes, or skills that qualify that person to serve as a director of the Company is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected, or until their earlier resignation or removal. There are no family relationships among the Company’s executive officers and directors.

Background	Carter	Davern	Dehne	Forsyth	Hanford	Lego	Tupman
Years on Board	12	6	12	0.5	3	1	6
Age	66	54	55	47	58	64	58
Gender identification	Male	Male	Male	Male	Female	Female	Male
Vote Required
In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected.
Director Resignation Policy
Any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election of directors shall tender to the Board their resignation as a director promptly following the certification of the election results. For purposes of this policy, (i) an “uncontested” election is one in which the Secretary determines that the number of nominees does not exceed the number of directors to be elected as of the date seven days prior to the scheduled mailing date of the proxy statement for such meeting, and (ii) abstentions and broker non-votes will not be considered as either “WITHHOLD” votes or “FOR” votes. The Governance and Nominating Committee will consider any resignation tendered under this policy and recommend to the Board whether to accept or reject it and the Board will act on such resignation, taking into account the Governance and Nominating Committee’s recommendation, within 90 days following the certification of the election results. The Governance and Nominating Committee in making its recommendation, and the Board in making its decision, may consider any information it deems appropriate including without limitation any reasons given by stockholders for their “WITHHOLD” votes, the qualifications of the Director, and the Director’s contributions to the Board and the Company. The Board will promptly disclose publicly its decision to accept or reject such resignation and, if rejected, the reasons for doing so.

Information about Nominees
JOHN C. CARTER
Director since 2009
Mr. Carter, age 66, is currently a Principal at TCGen, which is a management consulting and advisory services firm that Mr. Carter founded in 2002 and is located in Menlo Park, California. Between November 2007 and January 2008, Mr. Carter was an Executive in Residence at Vantage Point Venture Partners, a venture capital firm in San Bruno, California, where he assisted in the management of several portfolio companies. Mr. Carter also served as Chief Technical Officer at Klipsch Group, a manufacturer of audio devices in Indianapolis, Indiana, between February 2005 and October 2007. Mr. Carter began his career as an engineer at Bose Corporation in 1978, later becoming its Chief Engineer. Mr. Carter holds a B.S. in Engineering from Harvey Mudd College in Claremont, California, and a Master’s in Electrical Engineering from Massachusetts Institute of Technology.
The Governance and Nominating Committee believes that Mr. Carter’s extensive management experience with companies in the consumer audio market and his knowledge of that market, in addition to his background in venture and private equity investment transactions, make him well qualified to be on the Board. Mr. Carter also has relevant prior engineering and technical experiences in the markets we serve.
ALEXANDER M. DAVERN
Director since 2015
Mr. Davern, age 54, is currently a member of the Board of Directors of National Instruments Corporation (“NI”). NI is an Austin-based public company that supplies measurement and automation products used by engineers and scientists in a wide range of industries. Mr. Davern worked at NI between February 1994 and May 2020, and during his career at NI he served in numerous leadership positions, including as Chief Financial Officer, Chief Operating Officer,

and Chief Executive Officer. Prior to joining NI, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Since 2020, he also has a teaching position at the University of Texas McCombs School of Business. Mr. Davern received his bachelor’s degree in Commerce and a diploma in professional accounting from University College in Dublin, Ireland.
The Governance and Nominating Committee believes that Mr. Davern is well qualified to be on the Board based on his extensive leadership experience in all aspects of managing a high technology company in Austin, Texas. In addition, Mr. Davern has extensive international finance experience within the technology industry. The Governance and Nominating Committee further believes that his experiences, along with his financial expertise, his familiarity with acquisitions and integrations, and his international tax experience make him well qualified to provide valuable insights to the Board and to serve a role in the oversight of our financial reporting and accounting practices as Chair of the Audit Committee.
TIMOTHY R. DEHNE
Director since 2009
Mr. Dehne, age 55, is currently a consultant for technology-based companies. Most recently, he was the Chief Operating Officer of Xplore Technologies, a public company that was acquired by Zebra Technologies in August of 2018. Prior to that role, he served as Vice President of Engineering for Briggo, Inc., a privately held corporation in Austin, Texas from November 2013 until January 2018. Prior to this position, he served as the Vice President, Global Marketing, at Luminex Corporation between May 2012 and August 2013, an Austin-based company that develops, manufactures, and markets innovative biological testing technologies with applications throughout the life science and diagnostic industries. Prior to his appointment to Vice President, Global Marketing, Mr. Dehne held the position of Vice President of Systems Research and Development, a position he held between July 2009 and May 2012. He previously worked at National Instruments Corporation, an Austin-based supplier of measurement and automation products used by engineers and scientists in a wide range of industries. Mr. Dehne spent over 21 years at National Instruments Corporation where he held many leadership positions while helping to significantly grow the Company to more than 4,000 employees and over $800 million in annual revenue. At National Instruments Corporation, he held the position of Senior Vice President, Research & Development. Prior to his role as Senior Vice President, Research & Development at National Instruments Corporation, Mr. Dehne served in various executive positions in marketing and engineering. Mr. Dehne holds a B.S. in Electrical Engineering from

Rice University and serves on the Board of Directors for Asset Intertech, a privately held company, where he also is Chair of its Compensation Committee.
The Governance and Nominating Committee believes that Mr. Dehne is well qualified to be on the Board based on his extensive leadership experience in all aspects of managing high technology companies in Austin, Texas, and his unique insight into significantly growing revenues at high technology companies while maintaining an innovative corporate culture and a great work environment. His leadership skills, experience in creating and capturing business opportunities, and experience in scaling up a business to enable growth are valuable to the Company and the Board.
JOHN M. FORSYTH
Director since 2021
Mr. Forsyth, age 47, was appointed President of the Company in January 2020 and assumed the additional role of Chief Executive Officer in January 2021. Previously, from June 2018, he was the Company’s Chief Strategy Officer. Prior to that position, from August 2014, he served as Vice President of Product Marketing. Mr. Forsyth joined the Company in 2014 through the acquisition of Wolfson Microelectronics, where he served as Vice President of Audio Products.

The Governance and Nominating Committee believes that Mr. Forsyth’s current role as President and CEO of the Company makes him well qualified to be on the Board based on his detailed and unique knowledge of the Company’s operations, opportunities, and challenges. In addition, the Governance and Nominating Committee believes that having Mr. Forsyth serve on the Board helps to bridge the gap between the Board and management, to facilitate the regular flow of information between management and the Board, and to ensure that the Board and management act with a common purpose to execute our strategic initiatives and business plans.

DEIRDRE R. HANFORD
Director since 2018
Ms. Hanford, age 58, is currently Chief Security Officer and Member of Corporate Staff of Synopsys, Inc., a leading company in the fields of electronic design automation, semiconductor intellectual property, and software security. In this role, Ms. Hanford leads information security efforts to enable secure hardware, software, and semiconductor design. Previously, from December 2016 through May 2019, Ms. Hanford held the title of Co-General Manager, Design Group for Synopsys where she co-led the development and deployment of Synopsys’s analog/mixed-signal product lines, digital implementation product lines and professional design services organization. Previously, from 2003-2016, Ms. Hanford was the Executive Vice President of Customer Engagement for Synopsys where she led global technical services. Ms. Hanford earned a B.S. in Engineering with a concentration in Electrical Engineering from Brown University and an M.S. in Electrical Engineering from the University of California, Berkeley. Ms. Hanford currently chairs Brown University's Engineering Advisory Committee and serves on the Engineering Advisory Board for University of California Berkeley's College of Engineering. In December 2017 she was named to VLSI Research’s 2017 All Stars of the Semiconductor Industry.
The Governance and Nominating Committee believes that Ms. Hanford is well qualified to be on the Board based on her extensive leadership skills and engineering and technology experience in the semiconductor, semiconductor tools, and software fields, including her business and technical experience with analog and mixed-signal products. The Governance and Nominating Committee also believes that Ms. Hanford’s substantial information security experience and expertise make her well qualified to be on the Board and to serve a role in the oversight of cybersecurity as a member of the Audit Committee.

CATHERINE P. LEGO
Director since April, 2020
Ms. Lego, age 64, is the founder of Lego Ventures LLC, a consulting services firm and source of start-up capital for early-stage technology companies, which she operated from 1992 until December 2018. She currently serves as a member of the Board of Directors of Guidewire Software, Inc., an industry platform provider for property and casualty insurers, since September 2019 and serves as its Audit Committee chair and is a member of the Nominating and Governance Committee and Lam Research Corporation, a wafer fabrication equipment company, since 2006, where she was Chair of its Compensation Committee from 2015 to 2021 and where she has been a member of the Nominating and Governance Committee since 2014, and in 2021 rejoined the Audit Committee which she had chaired from 2009 to 2014. Ms. Lego also served as a member of the Board of Directors of IPG Photonics Corporation, a high-power fiber laser and amplifier company for diverse applications, since July 2016 until her retirement from this board in May 2021, where she was a member of the Audit Committee and Chair of its Compensation Committee.
In the past five years, Ms. Lego has served on the boards of Cypress Semiconductor Corp., a developer of advanced embedded system solutions, between September 2017 and April 2020, where she served as Chair of its Audit Committee and a member of the Nominating and Corporate Governance Committee; Fairchild Semiconductor, a fabricator of power management devices, between August 2013 and September 2016, where she was a member of the Compensation Committee and Nominating and Governance Committee; and SanDisk Corporation, from 1989 to 2016 (except for 2002-2004), where she was Chair of its Audit Committee. Prior to 2015, she served on several other public company boards, along with other privately-held technology companies. Ms. Lego previously was a partner at two venture capital funds and practiced as a certified public accountant with Coopers & Lybrand (now PricewaterhouseCoopers). Ms. Lego received a B.A. degree in economics and biology from Williams College and a M.S. degree in accounting from the New York University Stern School of Business.
The Governance and Nominating Committee believes that Ms. Lego is well qualified to serve as a director of the Company based on her extensive board-level experience; her substantial risk management, accounting, and finance expertise; her knowledge of the electronics and semiconductor industries; her experience with mergers, acquisitions, and corporate financing; and her Board governance experience and knowledge, including her service as a chair of an audit committee and member of audit, compensation, and nominating and governance committees.

DAVID J. TUPMAN
Director since 2015
Dr. Tupman, age 58, is currently the owner of Details Lab Inc., an advisory firm focusing on scaling organizations for high-growth, technology development and new product introduction. From 2001 to 2011, Dr. Tupman rose from manager to Vice President of hardware engineering at Apple Inc., where he led the hardware engineering and technology teams for multiple mobile devices. Prior to Apple, Dr. Tupman worked at Psion Computers in London, England, from 1995 to 2001 as a hardware-engineering manager, developing a number of personal digital assistant products. From 1988 to 1995, Dr. Tupman was a Principal Design Engineer at Schlumberger in Farnborough, England, where he developed low power, high precision sensors for the gas, fuel and aerospace industries. Dr. Tupman holds a Bachelor’s degree in Electronics Engineering and an honorary doctorate (D.Sc.) from the University of Salford, England. Dr. Tupman is named as an inventor on more than 30 U.S. patents. Dr. Tupman has also served as a director of Pixelworks, Inc., a company that develops video display processing technology, since April 2014.
The Governance and Nominating Committee believes that Dr. Tupman is well qualified to be on the Board based on his extensive engineering and technology experience in the consumer electronics and industrial markets.
The Board recommends a vote “FOR” the election to the Board of each of the foregoing nominees.
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending March 26, 2022. During the fiscal year that ended March 27, 2021, Ernst & Young served as the Company’s independent registered public accounting firm and also provided certain tax services.
The Audit Committee pre-approves and reviews all audit and non-audit services provided by Ernst & Young. In considering the services to be provided by Ernst & Young, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young.

For additional information relating to the Audit Committee, see the section of this proxy statement entitled, “Report of the Audit Committee of the Board,” as well as the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.
A representative of Ernst & Young is expected to attend the Annual Meeting and be available to respond to questions and, if they desire, to make a statement.
The Board recommends a vote “FOR” Proposal No. 2.
If the appointment is not ratified, the Audit Committee retains the discretion to select other auditors for the following fiscal year or to determine that Ernst & Young will continue to serve as the independent auditor. Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 26, 2022, requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting.
Proposal No. 3: Advisory Vote to Approve Executive Compensation
Section 14A of the Securities Exchange Act of 1934 and related rules of the SEC enable our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our CEO, our Chief Financial Officer (“CFO”), and our three other most highly compensated executive officers (collectively, our “Named Executive Officers”) as disclosed in this proxy statement. This vote is advisory and, therefore, not binding on the Company, the Compensation Committee, or the Board. However, the Board and the Compensation Committee value the opinions of our stockholders and to the extent there is a significant vote against the compensation of the Named Executive Officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
As described in detail in the section of this proxy statement entitled, “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain executive officers, while aligning their interests with those of our stockholders. Under this program, our executive officers are rewarded for the achievement of strategic and operational objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis and the accompanying compensation tables of this proxy statement for additional information about our executive compensation program, including information about the compensation of the Named Executive Officers for fiscal year 2021.
By way of this proposal, commonly known as a “Say-on-Pay” proposal, we are asking our stockholders to indicate their support for the compensation of the Named Executive Officers as described in this proxy statement. Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies, and practices described in this proxy statement.
The stockholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The Board recommends a vote “FOR” Proposal No. 3.
OTHER MATTERS
The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table contains information regarding the beneficial ownership of common stock as of May 11, 2021, by:
•    The stockholders we know to beneficially own more than 5% of outstanding common stock;
•    Each director and nominee named in this proxy statement;
•    Each executive officer named in the Summary Compensation Table included in this proxy statement; and
•    All of our directors and executive officers as a group.
Common stock is the only class of voting securities issued by the Company. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable. In addition, unless otherwise indicated in the footnotes, the beneficial owner’s address is 800 W. 6th Street, Austin, Texas 78701.

Beneficial Owner	Shares Beneficially Owned
5% or Greater Stockholders:	Number	Percent (1)
FMR LLC (2)	8,694,735	15.1146%
Blackrock, Inc. (3)	6,368,902	11.0715%
The Vanguard Group (4)	5,820,380	10.1179%

Directors and Named Executive Officers:
Jason P. Rhode, Former Chief Executive Officer (5)	603,787	1.0424%
Jeffrey W. Baumgartner, Vice President, Research and Development (6)	80,706	*
Gregory S. Thomas, Senior Vice President, General Counsel and Corporate Secretary (7)	73,889	*
Jo-Dee M. Benson, Vice President, Chief Culture Officer (8)	67,253	*
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer (9)	62,761	*
Alan R. Schuele, Director (10)	32,965	*
David J. Tupman, Director (11)	32,308	*
John M. Forsyth, President and Chief Executive Officer and Director (12)	22,333	*
Alexander M. Davern, Director (13)	19,075	*
Timothy R. Dehne, Director (14)	16,014	*
Deirdre R. Hanford, Director (15)	14,663	*
John C. Carter, Director (16)	14,406	*
Catherine P. Lego, Director (17)	5,987	*
All current directors and executive officers as a group (17 persons) (18)	1,188,093	2.0380%

* Less than 1% of the outstanding common stock
(1)    Percentage ownership is based on 57,525,391 shares of common stock issued and outstanding on May 11, 2021. Shares of common stock issuable under stock options that are currently exercisable or will become exercisable within 60 days after May 11, 2021, and shares of common stock subject to restricted stock units (“RSUs”) and performance-based RSUs (“PBRSUs”) that will vest and be issued within 60 days after May 11, 2021, are deemed to be outstanding and beneficially owned by the person holding such options or RSUs or PBRSUs for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed outstanding for the purpose of computing the percentage of any other person. This table does not include options, PBRSUs, or RSUs that vest more than 60 days after May 11, 2021.

(2)    Based on a Schedule 13G filed with the SEC on February 8, 2021, FMR LLC, 245 Summer Street, Boston, Massachusetts 02210, is the beneficial owner of 8,694,735 shares, with sole voting power as to 2,227,196 shares, and sole dispositive power as to 8,694,735 shares.
(3)    Based on a Schedule 13G filed with the SEC on January 27, 2021, Blackrock, Inc., 55 East 52nd Street, New York, NY 10055, is the beneficial owner of 6,368,902 shares, with sole voting power as to 5,858,587 shares, and sole dispositive power as to 6,368,902 shares.
(4)    Based on a Schedule 13G filed with the SEC on February 10, 2021, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, is the beneficial owner of 5,820,380 shares, with sole voting power as to 0 shares, sole dispositive power as to 5,735,031 shares, shared dispositive power as to 85,349 shares, and shared voting power as to 38,137 shares.
(5)    Includes 397,646 shares issuable upon exercise of options held by Dr. Rhode and 206,141 shares held directly.
(6)    Includes 52,916 shares issuable upon exercise of options held by Mr. Baumgartner and 27,790 shares held directly.
(7)    Includes 60,603 shares issuable upon exercise of options held by Mr. Thomas and 13,286 shares held directly.
(8)    Includes 55,957 shares issuable upon exercise of options held by Ms. Benson and 11,296 shares held directly.
(9)    Includes 54,240 shares issuable upon exercise of options held by Mr. Case and 8,521 shares held directly.
(10)    Includes 10,000 shares issuable upon exercise of options held by Mr. Schuele and 22,965 shares held directly.
(11)    Includes 15,346 shares issuable upon exercise of options held by Mr. Tupman and 16,962 shares held directly.
(12)    Includes 20,281 shares issuable upon exercise of options held by Mr. Forsyth and 2,052 shares held directly.
(13)    Includes 0 shares issuable upon exercise of options held by Mr. Davern and 19,075 shares held directly.
(14)    Includes 0 shares issuable upon exercise of options held by Mr. Dehne and 16,014 shares held directly.
(15)    Includes 9,696 shares issuable upon exercise of options held by Ms. Hanford and 4,967 shares held directly.

(16)    Includes 0 shares issuable upon exercise of options held by Mr. Carter and 14,406 shares held directly.
(17)    Includes 2,233 shares issuable upon exercise of options held by Ms. Lego and 3,754 shares held directly.
(18)    Includes options held by all executive officers and directors to purchase an aggregate of 782,270 shares of common stock that are exercisable within 60 days of May 11, 2021.

EXECUTIVE OFFICERS
Carl J. Alberty – Vice President, Mixed-Signal Products
Mr. Alberty, age 44, was appointed Vice President of Mixed-Signal Products in March 2019. Prior to this position, since March 2015, he was Vice President of Product Marketing. Mr. Alberty joined the Company in 1999 in an engineering role supporting audio products and has worked in various audio product marketing leadership roles, leading up to his most recent positions.
Scott A. Anderson – Senior Vice President, Supply Chain and Engineering Operations
Mr. Anderson, age 67, was appointed Senior Vice President, Supply Chain and Engineering Operations in March 2019. Previously, since October 2007, he was Senior Vice President and General Manager, Mixed-Signal Audio Division. Prior to joining the Company, Mr. Anderson served as the President and Chief Operating Officer of Freescale Semiconductor between March 2004 and February 2005, and as President and Chief Executive Officer of Motorola Semiconductor Products Sector between February 2003 and December 2003.
Jeffrey W. Baumgartner – Vice President, Research and Development
Mr. Baumgartner, age 47, was appointed Vice President of Research and Development in October 2018. Previously, since April 2018, he was Vice President of Silicon Development. Prior to that position, since March 2015, he was Vice President of Engineering. Mr. Baumgartner joined the Company in 1998 as a design engineer, and in 2006, he began his career in engineering management.
Jo-Dee M. Benson – Vice President, Chief Culture Officer
Ms. Benson, age 61, was appointed Vice President, Chief Culture Officer, as of July 2011. She joined the Company in July 1995 and served in various marketing communications management roles. Prior to being appointed to her current position, Ms. Benson served as Vice President, Corporate Communications and Human Resources between July 2005 and July 2011, and as Vice President, Corporate Marketing Communications between January 2001 and July 2005.
Andrew Brannan – Vice President Worldwide Sales
Mr. Brannan, age 54, joined Cirrus Logic as part of the Wolfson Microelectronics plc (“Wolfson”) acquisition in August 2014. Mr. Brannan had worked at Wolfson since 2009, where he was Chief Commercial Officer. Immediately before joining Wolfson, Mr. Brannan served as a board member and Executive Vice President of Sales and Customer Operations at Symbian Software Limited.
Thurman K. Case – Vice President, Chief Financial Officer and Principal Accounting Officer
Mr. Case, age 64, was appointed CFO in February 2007. He joined the Company in October 2000 and was appointed Vice President, Treasurer, Financial Planning & Analysis, in September 2004. Prior to being appointed to his current position, Mr. Case served as Vice President, Finance between June 2002 and September 2004, and as Director of Finance between October 2000 and June 2002. Mr. Case currently serves as a Director, Audit Committee Chair, and

Corporate Governance Committee member of Helen of Troy (Nasdaq: HELE), a consumer products company based in El Paso, Texas.
John M. Forsyth – President and Chief Executive Officer, and Director Nominee
Mr. Forsyth, age 47, was appointed President of the Company in January 2020 and assumed the additional role of Chief Executive Officer on January 1, 2021. Previously, from June 2018 to January 2020, he was the Company’s Chief Strategy Officer. Prior to that position, from August 2014, he served as Vice President of Product Marketing. Mr. Forsyth joined the Company in 2014 through the acquisition of Wolfson Microelectronics, where he served as Vice President of Audio Products.
Allan W. Hughes – Vice President Cirrus Logic International and Information Technology
Mr. Hughes, age 60, joined Cirrus Logic as part of the Wolfson acquisition in August 2014. Mr. Hughes joined Wolfson in March 2009 as Vice President Marketing and Applications. In 2013, he assumed the role of Chief Operating Officer.
Gregory Scott Thomas – Senior Vice President, General Counsel and Corporate Secretary
Mr. Thomas, age 55, was appointed Vice President, General Counsel and Corporate Secretary in December 2003. He joined the Company in December 2000 as Vice President and Associate General Counsel, Intellectual Property.

COMPENSATION DISCUSSION AND ANALYSIS

I. Purpose
The purpose of this Compensation Discussion and Analysis is to explain the Compensation Committee’s philosophy for determining the compensation program for our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers (collectively, the “Named Executive Officers”) for fiscal year 2021 and to discuss why and how the fiscal year 2021 compensation decisions for these executives were reached. As used in this Compensation Discussion and Analysis, all references to the 2021 fiscal year are applicable to the time period that began on March 29, 2020, and ended on March 27, 2021. Following this discussion are tables that include compensation information for the Named Executive Officers. This Compensation Discussion and Analysis contains descriptions of various employee compensation and benefit plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans that are filed as exhibits to the Company’s Annual Report on Form 10-K for fiscal year 2021.
The Named Executive Officers for fiscal year 2021 were as follows:
•    John M. Forsyth, President and Chief Executive Officer;
•    Jason P. Rhode, Former Chief Executive Officer;
•    Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer;
•    Jeffrey W. Baumgartner, Vice President, Research and Development;
•    Gregory S. Thomas, Senior Vice President, General Counsel and Corporate Secretary; and
•    Jo-Dee M. Benson, Vice President and Chief Culture Officer.
The Compensation Committee reviews and approves base salaries and other matters relating to executive compensation and administers the Company’s stock incentive plans, including reviewing and granting stock incentive awards to our executive officers and other employees and reviewing and approving policies and procedures for granting awards under these plans.
II. Executive Summary
Listed below are select business highlights for fiscal year 2021 and significant actions taken by our Compensation Committee in fiscal year 2021. Additional details are described in the discussion and analysis that follows.
CEO Change During Fiscal Year 2021
On November 2, 2020, we announced that Mr. Forsyth, who was serving as our President, was appointed as our CEO, effective January 1, 2021, and that he would continue to serve as our President. We also announced that Dr. Rhode, who was serving as our CEO, would remain as our CEO until January 1, 2021, and then transition into an Executive Fellow role, whereby he would provide certain transition and advisory services to the Company through January 1, 2022. Effective January 1, 2021, Dr. Rhode also resigned from the Company’s Board, and Mr. Forsyth was appointed to the Board to fill such vacancy. Effective as of January 1, 2021, Dr. Rhode was no longer deemed to be an executive officer of the Company and is therefore no longer listed as a current officer in the section above titled “Executive Officers.”
Business Highlights
•Revenue. We reported revenue of $1.37 billion, which was up 7% from the prior year. The growth in revenue was primarily driven by content gains in smartphones, tablets, and wearables and higher unit volumes in smartphones and tablets.
•Cash Generation. Cash from operations was $348.9 million for the full fiscal year, and our cash and cash equivalents as of the end of the fiscal year was $810.6 million. We used $110 million to repurchase approximately 1.5 million shares at an average price of $75.72.
•Company Strategy. In the past fiscal year, we expanded our position in audio in Android smartphones, gained traction in applications beyond smartphones and further diversified our product portfolio with the introduction of our first camera controller. Going forward, we remain focused on three growth vectors that are expected to fuel opportunities in the coming years. First, we anticipate strengthening our position as the leading audio supplier in smartphones. Second, we are focused on increasing sales of audio components in applications beyond smartphones. Third, we are drawing on our extensive mixed-signal engineering expertise to develop solutions in new, adjacent product areas that we believe will drive diversification beyond the audio domain.
•Beyond Audio. In the past fiscal year, we successfully introduced our first camera controller targeting a new technology area beyond our traditional audio domain. This high-precision, low-latency component enables faster processing to focus and stabilize image capture, significantly improving results. Interest in our haptic and sensing solutions continues to be strong across smartphones, laptops, wearables, and AR/VR controllers, driven by a desire to maximize display size, deliver high-definition tactile feedback, and differentiate with advanced haptics to enable immersive and unique gaming experiences. Additionally, we have continued to make progress on our power conversion and control integrated circuit and are on track to begin ramping this product in the second half of the calendar year.
Compensation Highlights
•Promotion of Mr. Forsyth. Based on a CEO-compensation analysis performed in October 2020, the Compensation Committee adjusted Mr. Forsyth’s base salary and semiannual target bonus percentage in connection with his appointment as our CEO, effective January 1, 2021. The Compensation Committee took into account, among other factors, that Mr. Forsyth was internally promoted to CEO as part of the Company’s transition plan announced in November 2020.
•CEO Transition. Pursuant to a Transition Agreement dated October 30, 2020, the compensation of Dr. Rhode was adjusted in connection with the transition from his service as CEO on January 1, 2021 into an Executive Fellow role through January 1, 2022.
•Annual Compensation Review Timing. In fiscal year 2021, the Compensation Committee shifted its annual review of executive officer compensation to take place during the fourth quarter instead of the second quarter. Consequently, this year’s annual executive review and associated equity grants took place 16-months after the prior annual review and grants, representing a four-month deferral when compared to previous cycles. Where applicable, the Compensation Committee took into account this longer cycle when making its compensation decisions.
•Base Salaries. Based on a compensation analysis performed in the fourth quarter of fiscal year 2021, the Compensation Committee raised base salaries of our Named Executive

Officers, other than Dr. Rhode and Mr. Forsyth, by 6%–10% depending on factors discussed herein, such as market comparisons and individual performance.
•Equity Grants. Based on the fourth-quarter compensation analysis, the Compensation Committee approved restricted stock units (“RSUs”), Performance-Based Restricted Stock Units (“PBRSUs”), and stock option grants to our Named Executive Officers other than Dr. Rhode. The approved grants maintained general alignment with the 50th percentile of applicable market data for target total direct compensation, took into account internal pay equity, and with respect to our CEO, reflected his recent promotion into the CEO role.
•PBRSU Performance. In view of the Company's three-year stock price performance, the PBRSUs granted within fiscal year 2018 had a payout percentage of zero, and therefore no corresponding performance-based shares vested within fiscal year 2021.
•Cash Bonuses. In the first semiannual performance period, the Company’s Operating Profit Margin (a non-GAAP operating-income measure that excludes bonus payments and other items as defined in the section of this proxy statement entitled, “Incentive Plan Pay-Out Percentage”) was slightly below target, yielding cash bonuses below target levels, while in the second semiannual performance period a stronger Operating Profit Margin and revenue growth drove cash bonuses significantly higher than target levels.
We are committed to paying our executive officers based on Company and individual performance. A significant portion of each executive officer’s compensation is based on the achievement of short- and long-term corporate goals and objectives.
The Compensation Committee believes that the compensation paid to our executive officers as reflected in this proxy statement reflects, and is fully supported by, the Company’s performance over the relevant time periods. While our one-year revenue growth fell near the bottom of our Proxy Group (as defined below in the section of the Compensation Discussion and Analysis entitled, “The Information We Use for Comparisons”), our revenue growth, operating income and net income for the four quarters preceding our compensation data-gathering efforts placed us above the 50th percentile of this Proxy Group.
III. Advisory Vote on Executive Compensation and Last Year’s Result
We conducted our annual stockholder advisory vote on named executive officer compensation at our 2020 annual meeting of stockholders. While this vote was not binding on the Company, it gives our stockholders an opportunity to vote on the compensation of our Named Executive Officers on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and practices, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Board and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At our 2020 annual meeting of stockholders, 95% of the votes cast on our executive compensation proposal were voted in favor of our Named Executive Officers’ compensation as disclosed in the proxy statement, and as a result, our Named Executive Officers’ compensation was approved. The Compensation Committee reviewed the final vote results and determined that, given the significant level of support, no specific changes to our executive compensation philosophy or general policies and practices were necessary to address any stockholder concerns.
We provide our stockholders with the opportunity to cast an advisory vote on named executive officer compensation each year. For more information, see “Proposal No. 3 – Advisory Vote to Approve Executive Compensation” within this proxy statement.
IV. Our General Philosophy and Overall Compensation Framework
We provide our executive officers with compensation opportunities that are based on their personal performance, the financial performance of the Company, their contribution to that performance, and the Company’s total shareholder return relative to certain other semiconductor companies through a mix of base salary, annual cash incentive awards, and equity compensation including RSUs, PBRSUs, and stock options. These opportunities are designed to attract and retain highly skilled individuals and to align their incentives with the long-term interests of our stockholders.
We believe that the amounts payable under the compensation program for our executive officers should reflect the Company’s performance and the value created for our stockholders. In addition, the compensation program should balance the short- and long-term strategic goals and objectives of the Company and reward individual contribution to the Company’s success. We are engaged in a very competitive industry, and the Company’s success depends on our ability to attract and retain qualified executives through the competitive compensation packages we offer.
A. How We Set Target Total Direct Compensation
The Compensation Committee annually reviews and establishes each executive officer’s target total direct compensation package. The Compensation Committee considers a broad range of facts and circumstances in setting executive compensation, including Company performance, individual performance, relative stockholder return, external pay practices of peer companies, the strategic importance of the executive officer’s position, and the history of pay adjustments, as well as internal pay equity and the executive officer’s time in the position. The weight given to each of these factors by the Compensation Committee is not preestablished and may differ from year to year, and among the individual executive officers.
The Company’s executive compensation program is heavily weighted toward performance-based compensation that rewards achievement of short- and long-term corporate goals and objectives. In setting target total direct compensation for our executive officers, the Compensation Committee seeks to strike a balance between providing compensation that is competitive with the compensation paid to executives of peer companies, while ensuring that a significant percentage of compensation is dependent on the Company’s performance, individual performance, and stock price appreciation. Please see the section of this proxy statement entitled, “The Elements Making

Up Compensation and Our Target Compensation Levels” for additional information regarding the target total direct compensation for our Named Executive Officers.
B. Our Use of a Compensation Consultant
To support the Compensation Committee in fulfilling its duties, the Compensation Committee directly retained an external compensation consultant to assist with its design and evaluation of compensation for our CEO, executive officers, and directors for fiscal year 2021. Pursuant to its charter, the Compensation Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and other terms of retention. During fiscal year 2021, the Compensation Committee retained Compensia, Inc. (“Compensia”) to provide executive and director compensation consulting services. Compensia has served as the Compensation Committee’s independent compensation consultant since fiscal year 2013.
At the direction of the Compensation Committee, in fiscal year 2021 Compensia performed two comprehensive compensation reviews: first, as a special assignment in October 2020, it reviewed CEO compensation as the CEO position was transitioned from Dr. Rhode to Mr. Forsyth, and, second, in January 2021, it provided its annual review of our CEO’s and other executive officers’ compensation. Dr. Rhode’s compensation was not assessed during this annual review because, effective January 1, 2021, his compensation as Executive Fellow was set pursuant to the Transition Agreement noted previously and approved by the Board.
Additionally, in December 2020, Compensia reviewed and recommended changes to our previous compensation peer group to use for purposes of analyzing the competitive market for executive and director compensation. The Compensation Committee considered the information provided by Compensia in setting executive compensation.
As required by the Nasdaq listing standards, the Compensation Committee performed an independence assessment of Compensia for fiscal year 2021. The Compensation Committee determined that Compensia should be considered independent based on the following factors:
•Compensia provided no services to the Company other than its work for the Compensation Committee;
•The fees paid to Compensia by the Company for fiscal year 2021 were less than 1% of Compensia’s revenues for that year;
•Compensia has developed and provided to the Company a Conflict of Interest Policy;
•The advisers from Compensia have no business or personal relationship with any members of the Company’s Compensation Committee or the Company’s executive officers; and
•Compensia has confirmed that none of the advisers from Compensia own any shares of our common stock.

Accordingly, the Compensation Committee determined that the services provided by Compensia to the Compensation Committee for fiscal year 2021 did not give rise to any conflicts of interest.
C. The Information We Use for Comparisons
In October 2020, as part of its special assignment to aid the Compensation Committee’s compensation review concerning the transition of the CEO position from Dr. Rhode to Mr. Forsyth, Compensia prepared an assessment of CEO compensation based on (a) publicly available data gathered from the Company’s then-current proxy group (such group being approved in March 2019 and reported in last year’s proxy statement) and (b) additional publicly available data from similarly sized technology companies having an internally promoted CEO.
In December 2020, based on the criteria described below, and with the direction of the Compensation Committee on companies to consider for inclusion in the “Proxy Group” (as defined below), Compensia reviewed the then-existing proxy group and made recommendations regarding potential additions and removals.
The Proxy Group generally consists of public companies listed on U.S. stock exchanges in the semiconductor industry that are comparable in size (approximately $400 million – $3.7 billion in revenue and approximately $800 million – $16.3 billion in market capitalization) and share common characteristics with the Company, including location and similarity of business model and product lines. In determining the number of companies to include within the Proxy Group, the Compensation Committee considered the ability to achieve year-over-year consistency and position-specific executive-compensation comparisons. The Compensation Committee also considered whether a proposed peer was historically in the Company’s proxy group to maintain additional consistency. Another factor considered by the Compensation Committee was the likelihood that the Company might compete for executive talent with companies selected for the Proxy Group. For example, due in part to the specialized field within which the Company operates, the targeted talent pool from which to attract skilled leadership is narrow, and as such, the Compensation Committee will continue to revisit and revise its proxy group in future years to ensure the Company remains competitive in its continuing recruitment and retention efforts.
Specifically, Compensia recommended that the following two companies be added to the Proxy Group: Lattice Semiconductor Corporation and MaxLinear, Inc. Compensia recommended that the following two companies be removed from the Proxy Group: Cypress Semiconductor Corporation (due to acquisition) and SMART Global Holdings, Inc. (due to falling below the market capitalization range).
After review, the Compensation Committee approved such recommendations, and the following group of 20 companies was approved as the “Proxy Group”: (1) CMC Materials, Inc. (formerly named Cabot Microelectronics Corporation); (2) Cree, Inc.; (3) Diodes Incorporated; (4) Entegris, Inc.; (5) First Solar, Inc.; (6) FormFactor, Inc.; (7) Knowles Corporation; (8) Lattice Semiconductor Corporation; (9) MACOM Technology Solutions Holdings, Inc.; (10) Marvell Technology Group Ltd.; (11) Maxim Integrated Products, Inc.; (12) MaxLinear, Inc.; (13) Monolithic Power Systems, Inc.; (14) Power Integrations, Inc.; (15) Qorvo, Inc.; (16) Semtech

Corp.; (17) Silicon Laboratories, Inc.; (18) SunPower Corporation; (19) Synaptics Incorporated; and (20) Xilinx, Inc.
In January 2021, to aid the Compensation Committee’s annual executive compensation review, Compensia prepared and presented a compensation assessment of the Company’s executive compensation program. Compensia’s assessment was based on (a) publicly available data gathered from the Proxy Group, enumerated above and (b) market data obtained from the Radford Global Technology Survey specific to 18 of the 20 companies in such Proxy Group (the “Survey Data”) who participated in such survey.
In conjunction with this January 2021 assessment, Compensia developed comparison compensation data for each Cirrus Logic executive officer (“Compensation Market Data”). For Mr. Forsyth and Mr. Case, the Compensation Market Data consisted solely of data derived from the Proxy Group because data associated with the CEO and CFO positions is publicly available from each Proxy Group company. For Mr. Baumgartner and Ms. Benson, the Compensation Market Data consisted solely of Survey Data because data matching their position was not available from the Proxy Group. For Mr. Thomas, a blend of Survey Data and Proxy Group data was used, reflecting that while some matching data was available from the Proxy Group, the consideration of additional data from the Survey Data provided a more reliable dataset.
Compensation Market Data was not obtained for Dr. Rhode in connection with his position as Executive Fellow and, accordingly, market comparisons for Dr. Rhode are not presented in subsequent sections of this proxy statement. The compensation associated with Dr. Rhode’s Executive Fellow position was set according to the Transition Agreement approved by the Board and was based on pay comparisons for similar positions at the Company.
D. The Role of Our Executive Officers in Establishing Compensation
Our Human Resources and Legal departments support the Compensation Committee’s work related to our compensation programs. This support consists of assistance with providing Survey Data, proposals of potential ranges of various components of compensation for our executive officers, and information regarding the Company’s 2018 Long Term Incentive Plan. Regular meetings of the Compensation Committee are generally attended by our CEO, CFO, Chief Culture Officer, and our General Counsel. Because the Company’s executive officers report up to the CEO, the Compensation Committee requests input and recommendations from him regarding executive compensation (other than his own). The Compensation Committee considers and sets the compensation of our CEO when no members of management are present. In addition, members of management are not present while their specific compensation is being discussed and determined.
E. The Elements Making Up Compensation and Our Target Compensation Levels
Each executive officer’s compensation package comprises the following elements: (i) base salary that reflects individual performance and relevant market data, (ii) annual cash incentive awards tied to the Company’s achievement of specific performance objectives, (iii) long-term incentives in the form of equity awards (RSUs and options) designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders, (iv) additional long-term equity incentives explicitly tied to certain Company performance-based criteria (PBRSUs), (v) other benefits that are generally available to the Company’s employees, including a 401(k) (or other retirement plan) and medical, vision, and dental plans, and (vi) post-employment compensation (see sections of this proxy statement entitled, “Employment Arrangements and Post-Employment Compensation” and “Potential Payments upon Termination or Change of Control”).
In general, the Compensation Committee has attempted to establish a strong relationship between total cash compensation, the Company’s performance, and individual executive performance by typically setting base salaries with reference to the 50th percentile range of the Compensation Market Data and by providing additional incentive opportunities that typically place the target total cash compensation opportunity (base salary plus target annual cash incentive compensation) also within the 50th percentile range, with the potential to earn above the 50th percentile level for higher levels of performance. We also aim to maintain internal pay equity and set the semiannual target bonus percentage (discussed in more detail below) for each executive officer other than our CEO at the same level.
The Compensation Committee also provides equity awards so that an executive officer’s target total direct compensation opportunity is set with reference to the 50th percentile level of the applicable Compensation Market Data.
Market-related percentiles are intended only as guidelines for evaluating and establishing each executive officer’s compensation and are not applied on a rigid or formulaic basis. Sometimes, depending on the totality of the circumstances for particular executive officers, and as determined by the Compensation Committee, compensation levels may fall above or below the referenced percentile ranges. Other factors such as an executive officer’s additional responsibilities, prior work experience, and the number of years of experience with the Company may lead to certain executive officers having target total direct compensation above the 50th percentile of the applicable Market Compensation Data.
V. Executive Compensation Review for Fiscal Year 2021
In October 2020, the Compensation Committee reviewed the base salary and cash bonus compensation of Mr. Forsyth in connection with his promotion to the position of CEO, effective January 1, 2021. The Compensation Committee deferred its assessment of any equity-based compensation for the CEO until its annual compensation review in January 2021.
In January 2021, the Compensation Committee performed its annual review of executive officers’ compensation at a regularly scheduled Compensation Committee meeting. At that time, with respect to the CEO, the Compensation Committee considered only equity-based compensation because it had recently adjusted Mr. Forsyth’s base salary and cash bonus compensation in connection with his promotion to the CEO position. As part of its annual review, the Compensation Committee reviewed the Company’s performance as compared to the Proxy Group and, other than for Mr. Forsyth, considered any changes to an executive officer’s base salary or target amounts for their annual cash incentive awards. The Compensation Committee further considered any annual equity awards for our executive officers, and at a regularly scheduled meeting on February 26, 2021, the Compensation Committee approved executive equity awards, which were granted in March 2021.
Ultimately, any decision to adjust compensation was made in the discretion of the Compensation Committee in view of the numerous factors and circumstances discussed in this proxy statement.
As noted in last year’s proxy statement, for fiscal year 2021, the timing of the annual executive compensation review and associated equity grants was shifted to the fourth quarter to better align with our fiscal-year calendar. See the section of this proxy statement entitled, “Administrative and Timing Aspects of Our Equity Awards.” However, as noted in the Executive Summary of this section, this shift in timing resulted in a 4-month longer period between the annual executive review and associated equity grants from fiscal year 2020 to fiscal year 2021. Where applicable, the Compensation Committee took into account this longer cycle when making its compensation decisions.
A. Base Salaries
The base salary for each executive officer is designed to be commensurate with the salary levels for comparable positions within the Compensation Market Data, to reflect each individual’s personal performance during the year, to take into consideration the individual’s responsibilities within the Company, and to be consistent with our internal salary alignment. The relative weight given to each factor is not preestablished and may vary as determined by the Compensation Committee. In setting base salaries, the Compensation Committee reviews the Compensation Market Data, the recommendations of our CEO for base salaries other than his own, and each executive officer’s individual performance for the year, as well as the factors discussed above in the section entitled, “How We Set Target Total Direct Compensation.” The Company’s profitability and operational performance and the history of past salary adjustments may also be factors in determining the base salaries of our executive officers. The Compensation Committee considers all of these factors when making its decisions.
In October 2020, in connection with Mr. Forsyth’s promotion to the position of CEO, effective January 1, 2021, the Compensation Committee set Mr. Forsyth’s annual base salary as CEO at $600,000. His previous annual base salary, as President, was $400,000.
Also in October 2020, in connection with Dr. Rhode’s transition from CEO to Executive Fellow, effective January 1, 2021, the Board approved a corresponding Transition Agreement that set Dr. Rhode’s annual base salary as Executive Fellow at $300,000. His previous annual base salary, as CEO, was $800,000.
In January 2021, the Compensation Committee took the following actions with respect to the base salaries of the Company’s other Named Executive Officers, which became effective in the second-half of fiscal year 2021, on February 1, 2021:
•Adjusted our CFO’s annual base salary 7% from $410,865 to $440,000;
•Adjusted Mr. Baumgartner’s annual base salary 10% from $341,250 to $375,000;
•Adjusted Mr. Thomas’s annual base salary 7% from $382,200 to $410,000; and

•Adjusted Ms. Benson’s annual base salary 6% from $371,280 to $395,000.
The Compensation Committee took these actions in view of the factors noted above in the section entitled “How We Set Target Total Direct Compensation,” including the Company’s performance over the prior 12 months, each individual executive’s performance, past salary adjustments, typical annual market adjustments, and the objective of setting target total cash compensation (including base salary and target incentive plan payments discussed below) with reference to the 50th percentile of applicable Compensation Market Data. Additionally, with respect to setting Mr. Forsyth’s initial base salary as CEO, the Compensation Committee considered publicly available market data from similarly sized technology companies having internally promoted CEOs.
With respect to the applicable Compensation Market Data, the base salary of:
•Mr. Forsyth falls below the 25th percentile; and
•Mr. Case, Mr. Baumgartner, Mr. Thomas, and Ms. Benson fall between the 50th and 75th percentile.
In view of the Company’s 12-month performance prior to the compensation analysis, as well as individual performance considerations and typical annual market adjustments, the Compensation Committee brought base salaries of the Named Executive Officers to fall between the 50th and 75th percentile level, except for Dr. Rhode (for whom Compensation Market Data was not obtained) and Mr. Forsyth. The base salary determination for Mr. Forsyth was influenced not only by the factors and considerations noted above, but also by his new appointment to the position of CEO as part of the Company’s CEO transition plan announced in November 2020.
Since the Company’s annual base-salary determinations were made during the fourth quarter of the fiscal year, the salary column of the Summary Compensation Table, which totals base salary for the entire fiscal year, will reflect a blend of salary amounts before and after the yearly adjustments.
B. Cash Bonuses
In fiscal year 2021, our Named Executive Officers participated in our 2007 Management and Key Individual Contributor Incentive Plan (“Incentive Plan”), which bases payments on our fiscal year financial performance and provides for semiannual cash bonuses.
The Incentive Plan is designed to provide employees who are in management or leadership positions in the Company, or who are key individual contributors whose efforts potentially have a material impact on the Company’s performance, with incentives to enhance the Company’s performance through the achievement of pre-established financial goals.
Each semiannual cash bonus is calculated as the product of three components: (1) an individual’s annual base salary (as measured at the end of the given semiannual performance period), (2) an individual’s semiannual target bonus percentage, and (3) an “Incentive Plan Pay-Out Percentage,” which is a multiplier reflecting whether, and the extent to which, the Company has met or exceeded performance measures concerning Operating Profit Margin and revenue growth for the given semiannual performance period:
Semiannual Cash Bonus = Annual Base Salary × Semiannual Target Bonus Percentage × Incentive Plan Pay-Out Percentage
Prior to the commencement of each semiannual performance period of fiscal year 2021, the Compensation Committee set the formula and performance measures under which the Incentive Plan Pay-Out Percentage was determined.
1. Incentive Plan Pay-Out Percentage
The Operating Profit Margin used in the Incentive Plan Pay-Out Percentage is defined in the Incentive Plan as the Company’s consolidated GAAP operating income excluding (a) Incentive Plan and other bonus accruals and (b) any non-recurring items such as gains on sales of assets not otherwise included in revenue, losses on sales of assets, restructuring charges, merger-related costs including amortization or impairments of acquisition-related intangible assets, stock compensation expense, asset write-offs, write-downs, and impairment charges, and such other items as the Compensation Committee may determine in its sole discretion (part (b) collectively termed as “Excluded Items”).
For a given semiannual performance period, the Incentive Plan Pay-Out Percentage may range anywhere between 0–250% depending on the Company’s specific Operating Profit Margin and revenue growth.
The Incentive Plan Pay-Out Percentage for each semiannual performance period is calculated as the product of an operating profit payout and a revenue growth multiplier.
Incentive Plan Pay-Out Percentage = Operating Profit Payout × Revenue Growth Multiplier
For both semiannual periods of fiscal year 2021, the Compensation Committee determined that the operating profit payout would be determined according to the following graph, which remained unchanged relative to the prior fiscal year:

As shown, the operating profit payout is 0% for Operating Profit Margins less than 10%. The operating profit payout is 25% when the Operating Profit Margin is 10%. The operating profit payout increases linearly from 25–100% as the Operating Profit Margin increases from 10–23%. Finally, the operating profit payout increases linearly from 100–200% as the Operating Profit Margin increases from 23–32% and follows this same slope for Operating Profit Margin values greater than 32%.
For both semiannual periods of fiscal year 2021, the Compensation Committee determined that the revenue growth multiplier would be determined according to the same methodology as the prior fiscal year:

As shown, the revenue growth multiplier is 100% for revenue growth of 10% or lower. The revenue growth multiplier then increases linearly from 100–200% as revenue growth increases from 10–20% and follows this same slope for revenue growth values greater than 20%.
With reference to the two graphs above, the Compensation Committee set a threshold level corresponding to an Operating Profit Margin of 10%. If that performance level is not met the operating profit payout would be 0% and hence, regardless of the revenue growth multiplier, the corresponding Incentive Plan Pay-Out Percentage would also be 0%, meaning no semiannual cash bonuses would be paid. The Compensation Committee set a target level corresponding to an Operating Profit Margin of 23%. At that level, if revenue growth was 10% or less, the operating profit payout and revenue growth multipliers would both be 100%, and the corresponding Incentive Plan Pay-Out Percentage would also be 100%.
Some combinations of Operating Profit Margin and revenue growth would result in Incentive Plan Pay-Out Percentages higher than 100%, which would yield cash bonus payments above target levels. The Incentive Plan, however, provides that its semiannual cash bonuses may not exceed 250% of a participant’s target bonus for any applicable semiannual performance period (i.e., the Incentive Plan Pay-Out Percentage cannot exceed 250%). Further, the semiannual cash bonuses are also again subject to a cap of 12% of the Company’s non-GAAP operating profit on total payments under the Company’s variable compensation plans. The Compensation Committee instituted a payment cap because it determined that the proposed targets and thresholds under the Incentive Plan created a risk that a large percentage of the Company’s operating profit for a period could be paid out as bonuses. The Compensation Committee set the cap at 12% based on its desire to provide a reasonable payout for achieving the Company’s performance target levels while maintaining a reasonable cap on payments under all of the Company’s variable compensation plans.
The performance measures reflected in the Incentive Plan are designed to balance short- and long-term financial and strategic objectives for building stockholder value and are further based on a review of the operating results of peer companies and competitors, including the performance of the Proxy Group. As designed, the Operating Profit Margin and revenue growth goals are intended by the Compensation Committee to be based on the Company’s long-term strategic plan, not the Company’s annual operating plan, and to further reflect the Compensation Committee’s belief that the achievement of both of these levels of performance would reflect a level of performance that would be required to outperform the majority of those peer companies and competitors. The Compensation Committee sets the target levels for these performance measures so that participants will earn their target bonuses if the Company’s Operating Profit Margin and revenue growth goals are achieved during the measurement period. In contrast to how it has set the target levels for the Incentive Plan, the Compensation Committee typically has set the threshold levels for payments based in part on a review of the Company's annual operating plan along with current economic and market conditions.
2. Semiannual Target Bonus Percentages
For fiscal year 2021, effective January 1, 2021, and coinciding with the appointment of Mr. Forsyth as CEO, the Compensation Committee adjusted the semiannual target bonus percentage for the CEO to 50% (previously, when Dr. Rhode held the position, the CEO’s semiannual target bonus percentage was 75%). Also effective January 1, 2021, to coincide with his transition to Executive Fellow, Dr. Rhode’s semiannual target bonus percentage was reduced to 37.5% pursuant to the Transition Agreement. Throughout fiscal year 2021, the semiannual target bonus percentage for our other Named Executive Officers' remained unchanged from last year at 37.5%.
3. Target Total Cash Compensation
Target cash bonuses for each semiannual performance period are calculated using the formula discussed above and by assuming an Incentive Plan Pay-Out Percentage of 100%:
Target Semiannual Cash Bonus =
Annual Base Salary (as of the end of the semiannual period) × Semiannual Target Bonus Percentage × 100%
Target total cash compensation is annual base salary plus both target semiannual cash bonuses:
Target Total Cash Compensation =
Annual Base Salary (as of the end of the fiscal year) + Target First Half Cash Bonus + Target Second Half Cash Bonus
For fiscal year 2021, the target total cash compensation for our Named Executive Officers was:

Named Executive Officer	Base Salary	Target First Half FY21 Cash Bonus	Target Second Half FY21 Cash Bonus	FY21 Target Total Cash Compensation
John M. Forsyth, President and Chief Executive Officer	$600,000	$150,000	$300,000	$1,050,000
Jason P. Rhode, Former Chief Executive Officer	$300,000	$600,000	$369,643	$1,269,643
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	$440,000	$154,074	$165,000	$759,074
Jeffrey W. Baumgartner, Vice President, Research and Development	$375,000	$127,969	$140,625	$643,594
Gregory S. Thomas, Senior Vice President, General Counsel and Corporate Secretary	$410,000	$143,325	$153,750	$707,075
Jo-Dee M. Benson, Vice President, Chief Culture Officer	$395,000	$139,230	$148,125	$682,355
Dr. Rhode’s target second half cash bonus reflects prorating pursuant to the Transition Agreement. Specifically, Dr. Rhode’s second half cash bonus reflects (1) his base salary and semiannual target bonus percentage for the portion of the second semiannual period during which he served as the Company’s CEO, and (2) his base salary and semiannual target bonus percentage for the portion of the second semiannual period during which he served as an Executive Fellow.
With respect to the applicable Compensation Market Data, the target total cash compensation of:
•Mr. Forsyth falls below the 25th percentile;
•Mr. Baumgartner falls at approximately the 50th percentile; and
•Mr. Thomas, Mr. Case, and Ms. Benson fall between the 50th and 75th percentile.
4. Actual Cash Bonuses
The actual cash bonuses paid for each semiannual performance period for fiscal year 2021 were based on the Incentive Plan Pay-Out Percentages for each semiannual performance period:
Actual Semiannual Cash Bonus =
Annual Base Salary (as of the end of the semiannual period) × Semiannual Target Bonus Percentage × Incentive Plan Pay-Out Percentage
As a result of the Company’s performance in the first half of fiscal year 2021, the Incentive Plan Pay-Out Percentage was 93%. For that semiannual performance period, our Operating Profit Margin was 22% (which corresponded to a GAAP operating profit margin of 14%), and revenue growth was -6%.
As a result of the Company’s performance in the second half of fiscal year 2021, the Incentive Plan Pay-Out Percentage was 243%. For that semiannual performance period, our Operating Profit Margin was 27% (which corresponded to a GAAP operating profit margin of 20%), and revenue growth was 19%.
For more details concerning each of these semiannual performance periods, see the section of this proxy statement entitled, “Annex,” which includes a reconciliation of the Company’s GAAP operating profit margin to the Operating Profit Margin used in the Incentive Plan calculations.

For fiscal year 2021, the actual cash bonuses and actual total cash compensation for our Named Executive Officers were therefore:

Named Executive Officer	Actual FY21 Salary	Actual First Half FY21 Cash Bonus	Actual Second Half FY21 Cash Bonus	FY21 Actual Total Cash Compensation
John M. Forsyth, President and Chief Executive Officer	$443,077	$139,957	$728,175	$1,311,209
Jason P. Rhode, Former Chief Executive Officer	$692,308	$559,827	$897,216	$2,149,351
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	$414,787	$143,758	$400,496	$959,041
Jeffrey W. Baumgartner, Vice President, Research and Development	$345,794	$119,401	$341,332	$806,527
Gregory S. Thomas, Senior Vice President, General Counsel and Corporate Secretary	$385,943	$133,729	$373,190	$892,862
Jo-Dee M. Benson, Vice President, Chief Culture Officer	$374,473	$129,908	$359,536	$863,917
Our above-target Operating Profit Margin and revenue growth in the second semiannual performance period drove that period’s above-target cash bonuses.
C. Equity Grants
We provide long-term incentive opportunities in the form of equity awards to motivate and reward our executive officers for their contributions to achieving our business objectives by tying incentives to the performance of our common stock over the long term. Our equity awards include RSUs, PBRSUs, and stock options, and the Compensation Committee reviews and determines possible relative value weights that can be assigned to each component to achieve a suitable, overall compensation package for our Named Executive Officers.
The use of equity further reinforces the link between the interests of our executive officers and our stockholders. Generally, equity awards are made annually by the Compensation Committee to each of our executive officers under our 2018 Long Term Incentive Plan.
1. Stock Options and RSUs
Options are designed to align the interests of our executive officers and employees with those of our stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each option award enables the recipient to purchase a specified number of shares of our common stock at a specified price per share (the market price of our common stock on the grant date) over a specified period of time (up to 10 years). Each option typically becomes exercisable in a series of installments over a specified period—over four years, with one-year cliff vesting for 25% of the options on the first anniversary of the grant date and 1/36 of the remaining options vesting on a monthly basis over the following three years—contingent upon the recipient’s continued employment with the Company. Accordingly, the options provide a potential return only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of common stock appreciates over the option term.
The use of time-vested RSUs balances the benefits of stock options with the executive retention and stockholder dilution benefits that RSUs provide. In particular, the Compensation Committee believes that the use of time-vested RSUs with a three-year “cliff” vesting requirement helps further our retention objectives by encouraging our executive officers to remain with the Company and fully execute our long-term strategies, which generally take a number of years to be fully implemented and reflected in our financial performance. Because RSUs are typically granted at a lower number of shares than an equivalent option grant, the dilutive impact of our long-term incentive awards as a whole is reduced by using RSUs.
2. Performance-Based Restricted Stock Units
The Compensation Committee believes that the use of PBRSUs further promotes the achievement of our long-term strategic and operational objectives by strengthening the link of our Named Executive Officers’ compensation to stockholder value creation.
PBRSU awards for fiscal year 2021 consisted of RSUs subject to a three-year performance period. The number of shares earned, relative to a target number of shares, will be based on the Company’s total shareholder return (“TSR”) measured relative to the TSR of the component companies of the Philadelphia Semiconductor Index (“Index”). Thus, the measurement entails determining our ranking among the companies that make up the components of the Index. The TSR determines a payout percentage ranging between 0–200%, which is then multiplied by the target number of PBRSUs.
To determine the payout percentage, the Company’s TSR for the performance period is compared against that of the companies in the Index to yield a Percentile Measurement (for example, if our Company would rank in the 75th percentile of the performance of companies in the Index during the performance period, our Percentile Measurement would be 75%). The payout percentage is a function of the Percentile Measurement as follows:

•If our Percentile Measurement is less than 25%, the payout percentage is zero;
•Threshold performance: if our Percentile Measurement is 25%, the payout percentage is 25%;
•Target performance: if our Percentile Measurement is 50%, the payout percentage is 100%;
•Maximum performance: if our Percentile Measurement is 75% or higher, the payout percentage is 200%;
•A straight line connects the threshold, target, and maximum performance points; and
•If the Company’s TSR is negative during the performance period, the maximum payout percentage is 100%.
The PBRSU payout percentage is therefore determined according to the following graph, which remains unchanged relative to the prior fiscal year:

Within fiscal year 2018 (on November 1, 2017), PBRSUs were granted to Dr. Rhode, Mr. Case, Ms. Benson, and Mr. Thomas (at that time, Mr. Forsyth and Mr. Baumgartner were not executive officers). Over the following three-year performance period, our Percentile Measurement was 0%, leading to a payout percentage of 0%. Therefore, no corresponding shares vested during fiscal year 2021. This result comported with the Compensation Committee’s intention of linking PBRSU payout with a relative level of achievement, based on shareholder return. Vesting amounts for PBRSUs granted in conjunction with annual executive equity grants in fiscal years 2019, 2020, and 2021 have yet to be determined.
For information concerning the number of shares underlying the PBRSUs granted for fiscal year 2021, see the “Fiscal Year 2021 Grants of Plan-Based Awards Table” below. For information concerning the value realized during fiscal year 2021 as a result of exercised options and vested stock awards, see the “Fiscal Year 2021 Options Exercised and Stock Vested Table” below.

3. Equity Awards and Comparisons to Compensation Market Data
As discussed above, the Compensation Committee’s long-term incentive compensation philosophy is typically to grant awards to our executive officers that position their target total direct compensation approximately at the 50th percentile of the applicable Compensation Market Data, subject to other factors considered by the Compensation Committee. For example, the Compensation Committee also takes into account past increases or decreases in overall compensation and the number, and current unrealized value, of outstanding options and unvested RSUs and PBRSUs held by each executive officer to maintain an appropriate level of equity-based incentive for that individual. The Compensation Committee further considers the Company’s overall performance, current equity burn rate, and dilution in setting the amount of equity available for grant to our executive officers. The size of the equity award to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock price appreciation based upon the individual’s position with the Company, current performance, anticipated future contribution based on that performance, and ability to affect corporate and/or business unit results. The Compensation Committee looks collectively at all of these factors when making its decisions.
For fiscal year 2021, based on Compensia’s analysis of competitive market practices and the other relevant factors summarized above, the Compensation Committee approved the grant of a mix of approximately one-third stock options, one-third RSUs, and one-third PBRSUs (all relative to an estimated accounting valuation when the awards were approved) to our Named Executive Officers. Although the Compensation Committee intended to grant a one-third mix of the various equity awards to the Named Executive Officers (based on the Company’s estimated grant date fair value for those awards at the time of approval), the actual mix of awards deviated from the Compensation Committee’s intention (as indicated in the chart below and in other compensation tables in this proxy statement) due to subsequent changes in the model inputs and assumptions used by the Company to compute the actual grant date fair value under FASB ASC Topic 718.
These equity awards were approved by the Compensation Committee on February 26, 2021, and granted in March 2021 on the Company’s Monthly Grant Date (see the section of this proxy statement immediately below entitled, “Administrative and Timing Aspects of Our Equity Awards”). The Company previously granted its annual equity awards to executives in November 2019, representing a 16-month cycle.
In fiscal year 2021, no special equity award grants were made to executives.
For fiscal year 2021, the target total direct compensation (the base salary plus target annual cash bonus plus the grant date fair value of equity awards) for our Named Executive Officers was:

Named Executive Officer	Base Salary	Target Annual FY21 Cash Bonus	FY21 RSUs	FY21 PBRSUs	FY21 Options	FY21 Target Total Direct Compensation
John M. Forsyth, President and Chief Executive Officer	$600,000	$450,000	$949,728	$681,503	$878,258	$3,559,489
Jason P. Rhode, Former Chief Executive Officer	$300,000	$969,643	$—	$—	$—	$1,269,643
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	$440,000	$319,074	$273,858	$196,466	$253,220	$1,482,618
Jeffrey W. Baumgartner, Vice President, Research and Development	$375,000	$268,594	$353,262	$253,475	$326,728	$1,577,059
Gregory S. Thomas, Senior Vice President, General Counsel and Corporate Secretary	$410,000	$297,075	$284,934	$204,443	$263,477	$1,459,929
Jo-Dee M. Benson, Vice President, Chief Culture Officer	$395,000	$287,355	$273,858	$196,466	$253,220	$1,405,899
With respect to the applicable Compensation Market Data, the target total direct compensation of:
•Mr. Forsyth and Mr. Case fall below the 25th percentile;
•Mr. Baumgartner falls at approximately the 50th percentile;
•Mr. Thomas falls slightly below the 50th percentile; and
•Ms. Benson falls between the 50th and 75th percentiles.
The Compensation Committee determined that the size of its equity awards for fiscal year 2021 was warranted and appropriate in view of the totality of circumstances, including the Company’s performance over the 12 months prior to its compensation analysis and the numerous other factors noted in this proxy statement as being considered by the Compensation Committee. For example, the Compensation Committee approved grants for fiscal year 2021 that resulted in general alignment with the 50th percentile of the applicable Compensation Market Data for the majority of the Named Executive Officers, maintained internal pay equity, and with respect to the CEO also reflected his recent internal promotion as part of the Company’s CEO transition plan announced in November 2020.
The following charts are based on figures presented in the Fiscal Year 2021 Summary Compensation Table below and show the primary components of our Named Executive Officers’ fiscal year 2021 compensation (excluding values listed in the “All Other Compensation” column), along with the performance-based percentage of that compensation.

CEO Compensation, FY2021

RSUs
25%
Cash Incentive
23%
Base Salary
11%
PBRSUs
18%
Options
23%

CEO Percentage of Performance-Based Compensation, FY2021

Non Performance Based 36%
Performance Based 64%

Named Executive Officer (other than CEO and former CEO) Compensation, FY2021

RSUs
18%
Cash Incentive
30%
Base Salary
23%
PBRSUs
13%
Options
16%

Named Executive Officer (other than CEO and former CEO) Percentage of Performance-Based Compensation, FY2021

Non Performance Based 41%
Performance Based 59%

In the charts immediately above, the following were considered performance-based compensation: cash incentive awards, stock option awards (which provide a potential return only if the market price of our common stock appreciates over the option term), and PBRSUs.
4. Administrative and Timing Aspects of Our Equity Awards
New-employee equity awards and special stock awards are granted and priced on the first Wednesday of each calendar month (the “Monthly Grant Date”). The purpose of this process is to minimize the administrative burdens that would be created with multiple monthly grant dates and to ensure that all required approvals are obtained on or before the Monthly Grant Date. If the Monthly Grant Date occurs on a Company holiday, or on other days that the Company or Nasdaq is closed for business, the Monthly Grant Date will be the next regularly scheduled business day. The Compensation Committee does not have any program, plan, or practice to time option grants or other stock awards to our executive officers in coordination with the release of material non-public information.
Annual equity awards to executive officers were granted in March 2021—just prior to the end of our fiscal year. The previous annual grants to executive officers were in November 2019. The Compensation Committee decided to defer executive officer grants until March 2021 to better align with our fiscal-year calendar. The Compensation Committee’s decision allows us to benchmark our compensation decisions based on our full fiscal year performance and better aligns with the market conditions underlying our peers’ disclosures.
5. Stock Ownership Guidelines
Stock ownership guidelines apply to our CEO, non-employee directors, and executive officers to more closely link their interests with those of our other stockholders. Within the later of five years from the 2016 Annual Meeting or five years from their appointment as an executive officer or initial election to the Board, each individual subject to the guidelines is expected to accumulate and maintain an ownership position in Company shares that is the lesser of the following:

CEO:     Either three times annual salary or 60,000 shares
Other Executive Officers:    Either one time annual salary or 10,000 shares
Non-employee Directors:    Either three times annual cash retainer or 4,500 shares
Additional details concerning our stock ownership guidelines are provided in our Corporate Governance Guidelines, which are available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.
D. Perquisites and Other Benefits
Our CEO and other executive officers are eligible to participate in our retirement, welfare, and health benefit programs to the same extent as all other salaried employees based in the United States or United Kingdom, as applicable. For example, as applicable to the United States or United Kingdom, we provide medical, dental and vision insurance, a retirement/401(k) plan, life and disability insurance, flexible spending accounts, health savings account contributions, and other plans and programs. Although perquisites are not a material part of our compensation programs for executive officers and are generally not provided, we do reimburse up to $500 for an annual physical examination for each of our executive officers to the extent the physical examination is not covered under our standard health care plans.
From time to time, employees may request chartered aircraft services to facilitate travel that is directly and integrally related to the performance of their job duties and where the use of a chartered plane will increase efficiency. Occasionally, a spouse or immediate family members may accompany the employee on these flights. When this occurs, we require the employee to pay the greater of the incremental cost, if any, to accommodate such guests on the flight, or the imputed income amount determined using the IRS Standard Industry Fare Level (SIFL) rate. Accordingly, there is no aggregate incremental cost to the Company for accompaniment on chartered business flights, and no amounts for such guests' travel are included in our Summary Compensation Table for any Named Executive Officer.
VI. Employment Arrangements and Post-Employment Compensation
With the exception of the Transition Agreement described below, we do not maintain separate individual severance or change of control agreements with our Named Executive Officers; however, on July 26, 2007, after a review of other companies’ practices with respect to management severance plans, the Compensation Committee approved and adopted an Executive Severance and Change of Control Plan, which was amended and restated as of April 1, 2018 (the “2007 Severance Plan”). The 2007 Severance Plan provides certain payments and other benefits to eligible executive officers (“Eligible Executives”), including each of our Named Executive Officers, whose employment is involuntarily terminated by the Company (other than for cause) or whose employment terminates following a change of control of the Company. The 2007 Severance Plan originally became effective on October 1, 2007. Details and specific terms of the Severance Plan are set forth in the section of this proxy statement entitled, “Potential Payments upon Termination or Change of Control.”
We maintain the 2007 Severance Plan because we believe it is consistent with the practices of peer companies and helps ensure that we are able to attract and retain top talent. Further, we believe that our plan provides a level of stability to Eligible Executives during volatile business conditions that have historically existed in our industry so that they remain focused on their responsibilities and the long-term interests of the Company during such times.
The 2007 Severance Plan provides for “double-trigger” rather than “single-trigger” payment and benefits in the event of a change of control of the Company. In other words, payments to Eligible Executives are contingent upon an involuntarily termination of employment following a change of control. This plan design is intended to provide a level of security to Eligible Executives negotiating a transaction to avoid any misalignment with the interests of our stockholders without resulting in a windfall to Eligible Executives who remain employed following such a transaction.
On October 30, 2020, the Company entered into a Transition Agreement with Jason P. Rhode, the current CEO, pursuant to which Dr. Rhode transitioned from his service as CEO on January

1, 2021 (the “Transition Commencement Date”) into an Executive Fellow role, whereby he would provide certain transition and advisory services to the Company through January 1, 2022 (the “Transition Completion Date”). Dr. Rhode also resigned from the Company’s Board effective on the Transition Commencement Date. During the period between the Transition Commencement Date and the Transition Completion Date (the “Transition Period”), Dr. Rhode will work with Mr. Forsyth following the transition of the CEO responsibilities, as well as continuing to be directly involved in customer relationships and talent development within the Company. In exchange for his services, Dr. Rhode will be entitled to receive an annual base salary of $300,000 per year and continue to receive his current benefits. He will also be eligible to participate in the Company’s Incentive Plan at a semiannual target bonus of 37.5% of his base annual salary, prorated as described herein.
VII. Clawback Policy and Prohibition Against Short Selling, Hedging, and Pledging
Effective May 25, 2018, our executive officers became subject to a clawback policy entitled, “Policy Regarding Recoupment of Certain Incentive Compensation” that provides for forfeiture of excess incentive compensation in the event of misconduct resulting in a restatement of our financial statements. The clawback policy governs all incentive compensation (cash or equity-based compensation) that is granted, earned, or vested based upon the achievement of financial or stock performance metrics, and which was granted following the adoption of the clawback policy and paid in the preceding three-year period from the time the Company determines that it must restate its financial statements.
The Company prohibits directors, officers, and employees (or their designees) from investing in derivative securities based on or related to the Company’s common stock, engaging in any short sale or hedging transactions involving the Company’s common stock, and pledging any shares of the Company’s common stock as collateral for any margin account or any other similar account or debt instrument where a sale of the Company’s stock could occur. Prohibited hedging transactions generally involve the purchase of any financial instrument that will hedge or offset, or is designed to hedge or offset, any decrease in the market value of the Company’s common stock. Our policy does not restrict the ownership of Company-granted equity awards, such as stock options, restricted stock, RSUs, PBRSUs, or other equity awards issued by the Company.
VIII. Tax Considerations Related to Compensation
Section 162(m) of the Internal Revenue Code was amended by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) effective for taxable years beginning after December 31, 2017. Section 162(m) generally disallows a publicly-held corporation a deduction for federal income tax purposes of remuneration in excess of $1 million paid in any taxable year to its covered employees. Although the exception for “performance-based compensation” was repealed by the Tax Act, remuneration paid pursuant to a written binding contract in effect on November 2, 2017, and not materially modified after that date, will not be subject to the deduction limitation if specified requirements are met. For all other compensation, amounts in excess of $1 million paid to any covered employee generally will not be deductible.

The Compensation Committee considers deductibility, so long as it is reasonable and consistent with the Company’s overall compensation and retention objectives, when designing our executive compensation program. However, the Compensation Committee may award compensation that is not deductible if it determines that doing so is appropriate and in the best interests of the Company and its stockholders. Additionally, the Compensation Committee cannot guarantee that past compensation, or compensation granted in the future, generally designed to be deductible will in fact be deductible.

Section 280G of the IRC disallows the deduction of any “excess parachute payment” paid in connection with certain events. A portion of amounts payable under the 2007 Severance Plan may constitute “excess parachute payments” to our executive officers. Accordingly, the 2007 Severance Plan provides for a modified Section 280G “cut back” pursuant to which payments and benefits under the 2007 Severance Plan will be reduced in the event such reduction produces a greater after-tax benefit to an executive officer. See the section of this proxy statement entitled, “Potential Payments Upon Termination or Change of Control.”
IX. Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of Timothy R. Dehne (Chair), John C. Carter, and David J. Tupman. During fiscal year 2021, none of our executive officers served on the board of directors or compensation committee of another company whose executive officer served on our Board or Compensation Committee. The members of the Compensation Committee are considered independent under the Board and the Compensation Committee independence standards as set forth in the Corporate Governance Guidelines, which are available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.
COMPENSATION COMMITTEE REPORT
We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this proxy statement.
Submitted by the Compensation Committee of the Board of Directors:

Timothy R. Dehne, Chair
John C. Carter
David J. Tupman

CONSIDERATION OF RISK RELATED TO COMPENSATION PROGRAMS
The Compensation Committee structures our executive compensation program to provide incentives to appropriately reward our executive officers without undue risk taking. Our approach is similar for the compensation practices and polices applicable to all employees throughout the Company. Overall, we believe that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In general, we attempt to align our compensation programs with the long-term interests of the Company and its stockholders and mitigate the likelihood of inducing excessive risk-taking behavior. More specifically, we believe the following program features and policies help to mitigate the likelihood of inducing excessive risk-taking behavior:

◦The Company pays a mix of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price.

◦Our annual cash incentive program is based on a mix of bottom-line objectives (e.g., operating profit goals) and top-line objectives (e.g., revenue growth) in order to avoid the risk of excessive focus on one goal or performance measure.

◦We review the short-term performance incentive targets used in our incentive program every six months to ensure alignment with our business plans.

◦To prevent the risk that our annual cash incentive program pays bonuses despite weak short-term performance, no payout may occur without a threshold level of operating profit performance being met.

◦The aggregate payout under our annual cash incentive program for our executive and leadership team is capped at a percentage of overall operating profit to prevent the risk of excessive payout of the Company’s operating profit.

◦The individual payout under our annual cash incentive program for our executive and leadership team is further capped so that no participants may receive a payout of greater than 250% of their target payout.

◦Long-term incentives are awarded to our executive officers in the form of equity awards that vest or are earned over a significant period of time, typically three or four years. The vesting or performance period, as the case may be, is intended to align the interests of our executive officers with the long-term interests of stockholders and to provide an incentive for our executive officers to remain with the Company.

◦Long-term incentives are typically granted annually so our executive officers will have unvested awards that may decrease in value if our business is not managed with long-term goals in mind.

◦We use a mix of stock options, RSUs, and PBRSUs to create an overall long-term incentive package that aligns with stockholder interests, appropriately balances risk and performance, and provides competitive incentives for the purpose of executive retention.

◦We use performance-based equity based on the Company’s TSR as a means to align a portion of an executive officer’s compensation with the interests of our stockholders. In addition, we cap the payout of these awards at a 100% payout if the Company’s TSR is negative over the performance period (typically, three years).

◦Our annual equity awards to executive officers are granted near the end of our fiscal year, which allows us to benchmark our compensation decisions based on our full fiscal year performance and to better align with the market conditions underlying our peers’ disclosures. This alignment in timing reduces risks associated with compensation being analyzed in timeframes significantly different than those used in such disclosures.

◦Our CEO, non-employee directors, and executive officers of the Company are obligated to meet certain stock ownership guidelines that require accumulation and maintenance of a prescribed value or number of shares.

◦The Compensation Committee retains an independent compensation consultant and uses market data, when available, to inform our focus on pay for performance.

◦Our executive officers are subject to a clawback policy (“Policy Regarding Recoupment of Certain Incentive Compensation”) that provides for forfeiture of excess incentive compensation that was awarded on or after May 25, 2018, in the event of misconduct resulting in a restatement of financial statements.

EXECUTIVE COMPENSATION TABLES

Fiscal Year 2021 Summary Compensation Table

The following table provides certain summary information concerning the compensation awarded to, earned by, or paid to our Named Executive Officers. The table sets forth compensation for services rendered by our Named Executive Officers for the fiscal years ended March 27, 2021; March 28, 2020; and March 30, 2019; as applicable.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total
		($)	($)	($)	($)	($)		($)

(a)	(b)	(c)	(e)	(f)	(g)	(i)		(j)
John M. Forsyth, President and Chief Executive Officer	2021	$443,077	$1,631,231	$878,258	$868,132	$14,382	(3)	$3,835,080
	2020	325,077	2,091,292	360,976	380,581	62,785		3,220,711

Jason P. Rhode, Former Chief Executive Officer	2021	$692,308	$—	$—	$1,457,042	$9,560	(4)	$2,158,910
	2020	800,000	2,550,240	1,504,072	1,666,954	11,058		6,532,324
	2019	800,000	2,163,850	1,276,439	660,245	10,787		4,911,321

Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	2021	$414,787	$470,324	$253,221	$544,255	$13,742	(5)	$1,696,329
	2020	400,631	561,792	342,930	420,984	14,483		1,740,820
	2019	391,300	358,663	221,251	161,471	14,154		1,146,839

Jeffrey W. Baumgartner, Vice President, Research and Development	2021	$345,794	$606,737	$326,728	$460,733	$8,808	(6)	$1,748,800

Gregory S. Thomas, Senior Vice President, General Counsel and Corporate Secretary	2021	$385,943	$489,377	$263,478	$506,918	$14,684	(7)	$1,660,400
	2020	374,511	561,792	342,930	392,878	11,904		1,684,015
	2019	367,500	378,227	229,760	151,650	11,315		1,138,452

Jo-Dee M. Benson, Vice President, Chief Culture Officer	2021	$374,473	$470,324	$253,221	$489,444	$14,109	(8)	$1,601,571
	2020	363,811	517,440	315,857	381,653	14,434		1,593,195
	2019	357,000	358,663	221,251	147,317	12,986		1,097,217

(1)    The amounts reported in the column entitled “Stock Awards” represent the RSUs and PBRSUs granted to our Named Executive Officers. The amounts reported in the column entitled “Option Awards” represent the stock options granted to our Named Executive Officers. In each case, the value reported is the aggregate grant date fair value calculated pursuant to FASB ASC Topic 718, excluding any assumptions regarding potential forfeitures, and with respect to PBRSUs this valuation entails a Monte Carlo calculation. With respect to the row corresponding to fiscal year 2020, the amounts reflect an update to correct the grant date accounting values. The assumptions underlying calculations under FASB ASC Topic 718 are discussed under Note 10, Equity Compensation, in our Annual Report on Form 10-K for the fiscal year ended March 27, 2021.
(2)    This column, entitled “Non-Equity Incentive Plan Compensation,” represents the amounts earned for each fiscal year under the Incentive Plan, which is described in further detail in the “Compensation Discussion and Analysis” section of this proxy statement. Payments earned in the second semiannual period of a fiscal year are included in this table for that fiscal year even though they were paid in the following fiscal year.
(3)    This amount includes $11,446 in matched contributions under our 401(k) plan, $1,500 in employee contributions to a health savings account under our health benefits program, $990 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Forsyth, and $446 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(4)    This amount includes $7,596 in matched contributions under our 401(k) plan, $1,518 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Rhode, and $446 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(5)    This amount includes $8,010 in matched contributions under our 401(k) plan, $5,286 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case, and $446 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(6)    This amount includes $7,372 in matched contributions under our 401(k) plan, $990 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Baumgartner, and $446 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(7)    This amount includes $9,900 in matched contributions under our 401(k) plan, $1,500 in employee contributions to a health savings account under our health benefits program, $2,838 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Thomas, and $446 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.

(8)    This amount includes $9,306 in matched contributions under our 401(k) plan, $4,357 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Ms. Benson, and $446 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.

Fiscal Year 2021 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended March 27, 2021, to our Named Executive Officers. All of the stock options, RSUs, and PBRSUs that are reflected in the table were granted under our 2018 Long Term Incentive Plan.

The amounts reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column below set forth potential payouts under the Company’s Incentive Plan, which is described further in the “Compensation Discussion and Analysis” section of this proxy statement.

The amounts reported in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column below set forth potential payouts that are associated with PBRSUs. The PBRSUs will vest as to the number of shares earned on the third anniversary of the grant date. The number of PBRSUs that vest, if any, is based on Company performance during this three-year period and is determined relative to the target number of shares as described further in the “Compensation Discussion and Analysis” section of this proxy statement. Holders of PBRSUs are not eligible to receive any dividends or dividend equivalents with respect to outstanding PBRSUs.

Each stock option has a maximum term of 10 years, subject to earlier termination if the optionee’s services are terminated. Unless noted, the exercisability of options vests with respect to 25% of the shares underlying the option one year after the date of grant and with respect to the remaining shares underlying the option thereafter in 36 equal monthly installments. The exercise price of each stock option is equal to the closing market price of our common stock as reported on Nasdaq on the date of grant.

The RSUs will vest with respect to 100% of the shares underlying the award on the third anniversary of the grant date. Holders of RSUs are not eligible to receive any dividends or dividend equivalents with respect to outstanding RSUs.

Special accelerated vesting provisions applicable to the equity awards upon a Named Executive Officer’s termination of employment or upon a change of control of the Company are described in the section of this proxy statement entitled, “Potential Payments Upon Termination or Change of Control.”

Name	Grant Date (1)	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
			Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	(#)
			($)	($)	($)	(#)	(#)	(#)

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John M. Forsyth, President and Chief Executive Officer	3/3/2021	2/26/2021							12,176			$949,728
	3/3/2021	2/26/2021				2,029	8,117	16,234				$681,503
	3/3/2021	2/26/2021								25,687	$78.00	$878,258
			$150,000	$600,000	$1,500,000
Jason P. Rhode, Former Chief Executive Officer	3/3/2021	2/26/2021							—			$—
	3/3/2021	2/26/2021				—	—	—				$—
	3/3/2021	2/26/2021								—	$—	$—
			$56,250	$225,000	$562,500
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	3/3/2021	2/26/2021							3,511			$273,858
	3/3/2021	2/26/2021				585	2,340	4,680				$196,466
	3/3/2021	2/26/2021								7,406	$78.00	$253,220
			$82,500	$330,000	$825,000
Jeffrey W. Baumgartner, Vice President, Research and Development	3/3/2021	2/26/2021							4,529			$353,262
	3/3/2021	2/26/2021				755	3,019	6,038				$253,475
	3/3/2021	2/26/2021								9,556	$78.00	$326,728
			$70,313	$281,250	$703,125
Gregory S. Thomas, Senior Vice President, General Counsel and Corporate Secretary	3/3/2021	2/26/2021							3,653			$284,934
	3/3/2021	2/26/2021				609	2,435	4,870				$204,443
	3/3/2021	2/26/2021								7,706	$78.00	$263,477
			$76,875	$307,500	$768,750
Jo-Dee M. Benson, Vice President, Chief Culture Officer	3/3/2021	2/26/2021							3,511			$273,858
	3/3/2021	2/26/2021				585	2,340	4,680				$196,466
	3/3/2021	2/26/2021								7,406	$78.00	$253,220
			$74,063	$296,250	$740,625
(1)    The Company’s policy is to grant equity awards on the first Wednesday of the month (the “Monthly Grant Date”) after the Compensation Committee approves the award. If the Monthly Grant Date occurs on a Company holiday, or on other days that the Company or Nasdaq is closed for business, the Monthly Grant Date is the next regularly scheduled business day when the Company and Nasdaq are open for business.
(2)    The amounts reported in this column reflect potential payment amounts under the Incentive Plan. Actual amounts earned under this plan are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Semiannual payments may be made under the Incentive Plan only if certain financial prerequisites, such as operating profit margin thresholds, are achieved, as described further in the “Compensation Discussion and Analysis” section of this proxy statement. The threshold amounts reported in this column reflect the minimum amount payable assuming achievement of the applicable financial-result thresholds (25% of the target amount). The target amounts reported above reflect the target amount awarded to each Named Executive Officer. The maximum amounts represent 250% of the target amount.

(3)    The amounts reported in this column reflect the number of shares underlying potential payment amounts for PBRSUs under the Company’s Performance-Based Restricted Stock Unit program. The number of PBRSUs that will actually be earned and vest, if any, is based on Company performance during a three-year performance period and is determined as further described in the “Compensation Discussion and Analysis” section of this proxy statement.
(4)    Amounts in this column represent the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and with respect to PBRSUs this valuation entails a Monte Carlo calculation. The assumptions underlying calculations under FASB ASC Topic 718 are discussed under Note 10, Equity Compensation, in the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2021.

Fiscal Year 2021 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning the outstanding equity award holdings of our Named Executive Officers as of March 27, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date (2)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6)
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)

(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
John M. Forsyth, President and Chief Executive Officer	2,604	7,813		$38.15	6/6/2028
	1,302	5,209		$41.49	11/7/2028
	4,000	8,000		$68.56	11/6/2029
	—	25,687		$78.00	3/3/2031
						6/6/2018	8,250	$684,833
						6/6/2018			13,000	$1,079,130
						11/7/2018	4,125	$342,416
						11/7/2018			3,100	$257,331
						11/6/2019	4,000	$332,040
						11/6/2019			800	$66,408
						2/5/2020	18,815	$1,561,833
						3/3/2021	12,176	$1,010,730
						3/3/2021			2,029	$168,427
Jason P. Rhode, Former Chief Executive Officer	110,000	—		$38.99	10/3/2022
	73,063	—		$31.25	11/4/2025
	75,000	—		$54.65	11/2/2026
	62,500	12,500		$55.72	11/1/2027
	43,750	31,250		$41.49	11/7/2028
	16,666	21,875		$68.56	11/6/2029
						11/7/2018	25,000	$2,075,250
						11/7/2018			20,000	$1,660,200
						11/6/2019	17,250	$1,431,923
						11/6/2019			3,450	$286,385
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	5,000	—		$38.99	10/3/2022
	2,666	—		$23.34	10/2/2023
	6,957	—		$20.37	10/1/2024
	7,046	—		$31.25	11/4/2025
	8,239	—		$54.65	11/2/2026
	10,833	2,167		$55.72	11/1/2027
	6,583	5,417		$41.49	11/7/2028
	3,800	7,600		$68.56	11/6/2029
	—	7,406		$78.00	3/3/2031
						11/7/2018	4,300	$356,943
						11/7/2018			3,200	$265,632
						11/6/2019	3,800	$315,438
						11/6/2019			760	$63,088
						3/3/2021	3,511	$291,448
						3/3/2021			585	$48,561
Jeffrey W. Baumgartner, Vice President, Research and Development	35,416	14,584		$38.34	5/2/2028
	7,291	5,209		$41.49	11/7/2028
	4,000	8,000		$68.56	11/6/2029
	—	9,556		$78.00	3/3/2031
						5/2/2018	16,500	$1,369,665
						5/2/2018			13,000	$1,079,130
						11/7/2018	4,125	$342,416
						11/7/2018			3,100	$257,331
						11/6/2019	4,000	$332,040
						11/6/2019			800	$66,408
						3/3/2021	4,529	$375,952
						3/3/2021			754	$62,590

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date (2)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6)
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)

(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Gregory S. Thomas, Senior Vice President, General Counsel and Corporate Secretary	12,735	—		$23.34	10/2/2023
	5,043	—		$20.37	10/1/2024
	3,200	—		$31.25	11/4/2025
	13,500	—		$54.65	11/2/2026
	11,250	2,250		$55.72	11/1/2027
	7,875	5,625		$41.49	11/7/2028
	3,800	7,600		$68.56	11/6/2029
	—	7,706		$78.00	3/3/2031
						11/7/2018	4,500	$373,545
						11/7/2018			3,400	$282,234
						11/6/2019	3,800	$315,438
						11/6/2019			760	$63,088
						3/3/2021	3,653	$303,236
						3/3/2021			608	$50,470
Jo-Dee M. Benson, Vice President, Chief Culture Officer	18,000	—		$38.99	10/3/2022
	13,000	—		$54.65	11/2/2026
	10,833	2,167		$55.72	11/1/2027
	7,583	5,417		$41.49	11/7/2028
	3,500	7,000		$68.56	11/6/2029
	—	7,406		$78.00	3/3/2031
						11/7/2018	4,300	$356,943
						11/7/2018			3,200	$265,632
						11/6/2019	3,500	$290,535
						11/6/2019			700	$58,107
						3/3/2021	3,511	$291,448
						3/3/2021			585	$48,561
(1)    All outstanding stock options vest over four years, with one-year cliff vesting for 25% of the options on the first anniversary of the grant date, and 1/36 of the remaining options vesting on a monthly basis over the following three years.
(2)    Options have a maximum 10-year term. Therefore, the grant date is 10 years prior to the Option Expiration Date listed in this column.
(3)    This column corresponds to RSUs. Outstanding RSUs will vest with respect to 100% of the shares underlying the award on the third anniversary of the grant date.
(4)    The market value of unvested RSUs reported in column (h) is calculated by multiplying the number of shares of common stock subject to each award reported in column (g) by the closing market price of our common stock on March 26, 2021, (the last trading day of fiscal year 2021), which was $83.01 per share.
(5)    This column corresponds to PBRSUs. The disclosed number of PBRSUs is based on the next higher performance level (threshold, target, or maximum) above the Company’s performance through the most recently completed fiscal year. Accordingly, PBRSUs granted on November 6, 2019, and March 3, 2021, are listed at their threshold level because the Company’s relative TSR performance for those awards through the most recently completed fiscal year would result in a payout of 0%. PBRSUs granted on May 2, 2018, and November 7, 2018, are listed at their target level because the Company’s relative TSR performance for those awards through the most recently completed fiscal year would result in a payout of approximately 94%. PBRSUs granted on June 6, 2018, are listed at the maximum level because the Company’s relative TSR performance for those awards through the most recently completed fiscal year would result in a payout of approximately 115%. The number of shares that ultimately vest, if any, will be based on Company performance and will be relative to the target number of shares as further described in the “Compensation Discussion and Analysis” section of this proxy statement. Such vesting will occur on the third anniversary of the grant date. The PBRSUs granted on May 2, 2018 (listed at their target level in this table) vested on May 2, 2021 with an actual payout percentage of 82%.
(6)    The market value of unvested PBRSUs reported in column (j) is calculated by multiplying the threshold number of shares subject to each award reported in column (i) by the closing market price of our common stock on March 26, 2021, (the last trading day of fiscal year 2021), which was $83.01 per share.

Fiscal Year 2021 Options Exercised and Stock Vested Table

The following table provides information on the value realized by each Named Executive Officer as a result of options that were exercised and stock awards that vested during fiscal year 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
	(#)	($)	(#)	($)

(a)	(b)	(c)	(d)	(e)
John M. Forsyth, President and Chief Executive Officer	9,718	$421,921	8,000	$550,960
Jason P. Rhode, Former Chief Executive Officer	147,148	$6,722,993	25,000	$1,721,750
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	20,495	$869,891	4,300	$296,141
Jeffrey W. Baumgartner, Vice President, Research and Development	—	$—	9,000	$619,830
Gregory S. Thomas, Senior Vice President, General Counsel and Corporate Secretary	—	$—	4,500	$309,915
Jo-Dee M. Benson, Vice President, Chief Culture Officer	—	$—	4,300	$296,141

(1)    The value realized on the exercise of stock options was computed by determining the difference between the market price of our common stock underlying each option on the date of exercise and the exercise price of the options for each share exercised multiplied by the number of options exercised (column b).
(2)    The value realized on the vesting of stock awards was computed by multiplying the number of shares acquired on vesting (column d) by the market price of our common stock on the date of vesting.
Pension Benefits and Nonqualified Deferred Compensation
We do not sponsor or maintain either a defined benefit pension plan or a nonqualified deferred compensation plan for the benefit of our executive officers.
Potential Payments upon Termination or Change of Control
Under the Transition Agreement noted herein (see the section of this proxy statement entitled, “Employment Arrangements and Post-Employment Compensation”), if Dr. Rhode provides continual services throughout the Transition Period and signs a release of all claims against the Company, then any portion of Dr. Rhode’s unvested equity awards pursuant to the Company’s 2018 Long Term Incentive Plan (the “LTI Plan”) that were scheduled or would become eligible to vest up to the 12-month period immediately following the Transition Completion Date shall fully vest automatically. With respect to any Awards (as defined in the LTI Plan) that are subject to performance-based vesting conditions, performance will be calculated based upon the actual performance of such Award as of the Transition Completion Date as calculated in accordance with the terms and conditions of the LTI Plan and any individual Award agreements governing such Award. The Board believes that the total compensation, including the acceleration of vesting of Awards if Dr. Rhode provides continual services through the Transition Period, properly balances the Board’s desire to induce Dr. Rhode to remain engaged with the leadership of the Company as part of a planned executive succession strategy while also supporting the timely transition of his management roles and responsibilities to Mr. Forsyth.

During the Transition Period, Dr. Rhode will continue to be eligible to receive the benefits, if any, provided for non-CEO executives under the 2007 Severance Plan. In addition to the benefits provided under the 2007 Severance Plan, in connection with any determination by the Company to terminate Dr. Rhode without Cause or Dr. Rhode’s resignation following a Change of Control (capitalized terms defined as in the 2007 Severance Plan), any portion of Dr. Rhode’s Awards (as defined in the LTI Plan) that were scheduled or would become eligible to vest had Dr. Rhode remained employed with the Company until the Transition Completion Date shall fully vest automatically. With respect to any Awards referenced in the previous sentence that are subject to performance-based vesting conditions, performance will be calculated based upon the actual performance of such Award as of the date of the applicable termination, calculated in accordance with the terms and conditions of the LTI Plan and any individual Award agreements governing such Award.

With the exception of the Transition Agreement, we do not maintain individual employment, severance, or change of control agreements with our Named Executive Officers; however, we do maintain the 2007 Severance Plan, which provides for certain payments and benefits to individuals employed by the Company and its subsidiaries at the level of Chief Executive Officer and Vice President or above and reporting directly to the Chief Executive Officer (“Eligible Executives”) in the event that the employment of such an executive officer is involuntarily terminated other than for cause or in certain circumstances following a change of control of the Company. The Named Executive Officers may also receive certain benefits under the Incentive Plan in the event of certain terminations of employment or change of control transactions that occur prior to the payment of the award for the applicable fiscal year.
2007 Severance Plan
Each of our Named Executive Officers is considered an Eligible Executive under the 2007 Severance Plan, including Dr. Rhode pursuant to the terms of his Transition Agreement. We maintain the 2007 Severance Plan because we believe it helps to ensure that we are able to attract and retain top talent. Further, we believe that the 2007 Severance Plan provides a level of stability for our executive officers during volatile business conditions that have historically existed so that they remain focused on their responsibilities and the long-term interests of the Company during such times.

The 2007 Severance Plan provides that, in the event of an Eligible Executive’s involuntary termination of employment by the Company other than for “cause” (as such term is defined below for purposes of the 2007 Severance Plan) they will be eligible to receive: (i) a continuation of base salary for a period of up to six months (up to 12 months in the case of our CEO) following termination of employment, and (ii) payment in full of a reasonable estimate of COBRA premiums for three months (collectively, the “Termination Payment”).
The 2007 Severance Plan further provides that, if an Eligible Executive’s employment is terminated either by the Company without “cause” or by the Eligible Executive for “good reason” within 12 months following a “change of control” (each term as defined below for purposes of the 2007 Severance Plan) of the Company, they will be eligible to receive a “Change of Control Termination Payment,” which is comprised of: (i) a lump sum payment equal to 12 months’ base salary (24 months in the case of our CEO), (ii) acceleration in full of any unvested stock options or any other securities or similar incentive awards that have been granted or issued to them as of the employment termination date, and (iii) payment in full of a reasonable estimate of COBRA premiums for 12 months. In addition, the Eligible Executive will have until six months from the employment termination date to exercise any vested options, except that no option will be exercisable after the option’s original expiration date. Dr. Rhode’s Transition Agreement modifies the payments and benefits that he could receive pursuant to the 2007 Severance Plan by limiting the acceleration of equity awards to those that were scheduled or would become eligible to vest up to the 12-month period immediately following the Transition Completion Date, and modifying the qualifying termination scenarios to a termination without cause or a resignation by Dr. Rhode following a change in control.
In the event of an Eligible Executive’s death or termination of employment due to “disability” (as such term is defined below for purposes of the 2007 Severance Plan), the Eligible Executive or their estate, as applicable, will receive the Termination Payment described above. If the death or termination due to disability has occurred within 12 months following a change of control of the Company, they or their estate, as applicable, will receive the Change of Control Termination Payment described above.
With respect to Dr. Rhode, his Transition Agreement provides for potential payments and benefits as described in the section immediately above entitled, “Potential Payments upon Termination or Change of Control.”
For purposes of the 2007 Severance Plan:
•“cause” means (i) gross negligence or willful misconduct in the performance of an executive officer’s duties; (ii) a material and willful violation of any federal or state law that if made public would injure the business or reputation of the Company; (iii) a refusal or willful failure to comply with any specific lawful direction or order of the Company or the material policies and procedures of the Company including but not limited to the Company’s Code of Conduct and the Company’s Insider Trading Policy as well as any obligations concerning proprietary rights and confidential information of the Company; (iv) a conviction (including a plea of nolo contendere ) of a felony, or of a misdemeanor that would have a material adverse effect on the Company’s goodwill if the executive officer were to continue to be retained as an employee of the Company; or (v) a substantial and continuing willful refusal to perform duties ordinarily performed by an employee in the same position and having similar duties as the executive officer.
•“good reason” means: (i) without the executive officer’s express written consent, a material reduction of the executive officer’s duties, authority, or responsibilities relative to the executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the base salary of an executive officer as in effect immediately prior to such reduction; or (iii) the relocation of an executive officer’s principal work location to a facility or a location more than 50 miles from executive officer’s then present principal work location. “Good reason” shall not exist unless the executive officer provides written notice of the circumstances alleged to give rise to good reason within 30 days of their occurrence and the Company (or our successor) fails to cure such circumstances within 30 days.
•“disability” means a mental or physical disability, illness or injury, evidenced by medical reports from a duly qualified medical practitioner, which renders an Eligible Executive unable to perform any one or more of the essential duties of their position after the provision of reasonable accommodation, if applicable, for a period of greater than 90 days within a one year period.
•“change of control” means the occurrence of one or more of the following with respect to the Company: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the then outstanding stock of the Company entitled to vote generally in the election of the members of the Company’s Board of Directors; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which both (A) securities representing more than 50% of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned common stock of the Company immediately prior to such merger or consolidation, and (B) the members of the Board of Directors immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board of Directors immediately after such merger or consolidation; (iii) any reverse merger in which the Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, common stock of the Company immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than 50% of the total combined voting power of the Company’s outstanding securities or (B) the members of the existing Board do not constitute a majority of the Board of Directors immediately after such reverse merger; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than a sale, transfer or other disposition to one or more subsidiaries of the Company).
The 2007 Severance Plan may not be amended or terminated without the consent of any Eligible Executive during the one year prior to or following the occurrence of a change of control, if such amendment would be adverse to the interest of such Eligible Executive. If any payment or benefit under the 2007 Severance Plan would be a “parachute payment” (within the meaning of Section 280G of the IRC) and would therefore result in the imposition of an excise tax, an Eligible Executive’s payments and benefits will not exceed the amount that produces the greatest after-tax benefit to the Eligible Executive.
To receive payments and benefits under the 2007 Severance Plan, an Eligible Executive must execute a release of all claims against the Company. If the Eligible Executive is considered a “specified employee” under Section 409A of the IRC at the time of their termination of employment, any amounts payable under the 2007 Severance Plan will be delayed for a period of six months if it is determined that such a delay is necessary in order to prevent the payment from imposing excise taxes on the executive officer.
Incentive Plan
In addition, a participant in the Incentive Plan, as described further in the “Compensation Discussion and Analysis” section of this proxy statement, may also receive payments upon termination of employment or a change of control of the Company. Pursuant to the Incentive Plan, a participant, including each of our Named Executive Officers, must be continuously employed through the last day of the applicable semiannual performance period and through the date that cash bonuses under the Incentive Plan for such semiannual performance period are actually paid. However, participants whose employment terminates due to death or “disability” during a semiannual performance period will be eligible to receive a pro rata cash bonus payment based on the number of days the participant was employed during that semiannual performance period and the Company’s actual performance during the semiannual performance period. The pro rata bonus amount will be paid to the terminated participant on or before the 15th day of the third month after the later of (i) the last day of the calendar year in which such participant died or incurred a “disability” or (ii) the last day of the Company’s taxable year in which such participant died or incurred a “disability.” Payment under the Incentive Plan would no longer be received if a participant’s employment was terminated for some other reason during a semiannual performance period.
In addition, if a change of control of the Company occurs and our successor does not assume or comparably replace the Incentive Plan, participants will receive a pro rata cash payment of their target bonus, based on the number of calendar days completed in the current semiannual performance period prior to the occurrence of the change of control.
For purposes of the Incentive Plan:
•“disability” means total and permanent disability as defined in accordance with the Company’s Long-Term Disability Plan.

•“change of control” means (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert, (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, or (iii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the voting power represented by the voting securities of the Company or such surviving entity (or parent) outstanding immediately after such merger or consolidation.
The discussion and tables below present an estimate of the amount of compensation and/or other benefits payable to our Named Executive Officers in the event of their termination of employment and/or in the event of a change of control of the Company. The amounts disclosed assume that such termination and/or the occurrence of such change of control was effective as of March 27, 2021, the last day of fiscal year 2021. We also assume that each Named Executive Officer was continuously employed by the Company and under the 2007 Severance Plan and the Incentive Plan throughout at least the second half of fiscal year 2021. The amounts below have been calculated using assumptions, such as these, that we believe to be reasonable, along with further assumptions that are described in more detail below. The actual amounts that would be paid under each scenario depend on various factors, which may or may not exist at the time a Named Executive Officer’s employment is actually terminated and/or a change of control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Conditions Involving Involuntary Termination of Employment or Death/Disability

The estimated amount payable to each of our Named Executive Officers pursuant to the 2007 Severance Plan and the Incentive Plan in the event of an involuntary termination of employment by the Company other than for cause, or due to the Named Executive Officer’s death or disability, in each case, assuming such termination occurred on March 27, 2021 (and was not following a change in control), and in view of the other assumptions above, is set forth in the table below. A termination of employment will not result in the acceleration of vesting of outstanding equity awards, therefore there is no value associated with stock options, RSUs, or PBRSUs in the table below. For purposes of our calculations, we have assumed that all material compensation elements and expenses have been paid current, and there would be no need to include additional values for items such as accrued vacation or paid time off.

Name	Salary Continuation(1)	Health Benefits (up to 3 months) (2)	Cash Bonus Under Incentive Plan (3)	Total
John M. Forsyth, President and Chief Executive Officer	$600,000	$5,919	$300,000	$905,919
Jason P. Rhode, Former Chief Executive Officer	$150,000	$1,973	$112,500	$264,473
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	$220,000	$4,349	$165,000	$389,349
Jeffrey W. Baumgartner, Vice President, Research and Development	$187,500	$6,341	$140,625	$334,466
Gregory S. Thomas, Senior Vice President, General Counsel and Corporate Secretary	$205,000	$5,919	$153,750	$364,669
Jo-Dee M. Benson, Vice President, Chief Culture Officer	$197,500	$4,349	$148,125	$349,974
(1)    The salary continuation payment for our CEO represents the value of 12 months of his base salary, based on his base salary level in effect on March 27, 2021. For each of the other Named Executive Officers, the amount is based on six months of base salary, at the base salary level in effect on March 27, 2021.
(2)    The valuation of the healthcare benefits has been computed based on an estimate of the COBRA payments required for the three-month period payable by the Company at the rates in effect as of March 27, 2021.
(3)    The Named Executive Officers would only receive the payments enumerated in this column in the event of a termination of employment due to death or disability. In the event employment is terminated for any other reason, the noted Named Executive Officer would forfeit these amounts because they would not be employed with the Company on the date of payment. On a termination due to death or disability, the Named Executive Officer would be entitled to a pro rata payment of their bonus under the Incentive Plan. Because March 27, 2021, is the last day of the semiannual performance period, the Named Executive Officer would be entitled to a full payment of the semiannual bonus. As such, we have calculated the cash bonus under the Incentive Plan as the target Incentive Plan Payout Percentage (100%) applied to each individual’s current target bonus under the Incentive Plan for the semiannual performance period ending on March 27, 2021.

Conditions Additionally Involving a Change of Control
The estimated amount payable to each of our Named Executive Officers pursuant to (i) the Incentive Plan in the event of a change of control in which the Incentive Plan is not assumed or comparably replaced, and (ii) the 2007 Severance Plan in the event of termination of employment following a change of control of the Company either other than for cause by the Company, by the executive officer for good reason (for all Named Executive Officers other than Dr. Rhode, as noted above), or due to the executive officer’s death or disability, is set forth in the table below. In the event of termination of employment following a change of control as described above in (ii), the 2007 Severance Plan provides that outstanding equity awards will be accelerated (i.e., such awards are double trigger), although acceleration for Dr. Rhode will be limited to awards that were scheduled or would become eligible to vest up to the 12-month period immediately following the Transition Completion Date. The possible application of any cutback required under the 2007 Severance Plan due to the operation of Sections 280G and 4999 of the IRC has not been included in these calculations:

Name	Lump Sum Salary Payment(1)	Accelerated Vesting of Unvested Equity(2)	Health Benefits (up to 12 months)(3)	Cash Bonus Under Incentive Plan (4)	Total
John M. Forsyth, President and Chief Executive Officer	$1,200,000	$6,479,233	$23,676	$300,000	$8,002,909
Jason P. Rhode, Former Chief Executive Officer	$300,000	$8,267,629	$7,891	$112,500	$8,688,020
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	$440,000	$2,107,030	$17,395	$165,000	$2,729,425
Jeffrey W. Baumgartner, Vice President, Research and Development	$375,000	$5,303,994	$25,364	$140,625	$5,844,983
Gregory S. Thomas, Senior Vice President, General Counsel and Corporate Secretary	$410,000	$2,172,312	$23,676	$153,750	$2,759,738
Jo-Dee M. Benson, Vice President, Chief Culture Officer	$395,000	$2,053,535	$17,395	$148,125	$2,614,055

(1)    The lump sum salary payment for our CEO represents the value of 24 months of his base salary, based on his base salary level in effect on March 27, 2021. For each of the other Named Executive Officers, the amount is based on 12 months of base salary, at the level in effect on March 27, 2021.

(2)    The valuation of accelerated vesting of unvested equity awards has been computed based on: (1) the estimated value that would have been realized based on the difference between the exercise price of the options that were subject to accelerated vesting and the closing market price of our common stock on March 26, 2021 (the last trading day prior to March 27, 2021), which was $83.01 per share, and (2) the value of the RSUs and target-level PBRSUs subject to accelerated vesting based on that same closing market price. With respect to Dr. Rhode, his equity award acceleration is limited to the outstanding awards that were scheduled or would become eligible to vest up to the 12-month period immediately following the Transition Completion Date.

(3)    The valuation of healthcare benefits has been computed based on an estimate of the COBRA payments required for the 12-month period payable by the Company at the rates in effect as of March 27, 2021.

(4)    The amounts in this column represent a pro rata cash payment of target bonuses under the Incentive Plan, based on the number of calendar days completed in the semiannual performance period prior to the occurrence of the change of control. Because the change of control is deemed to occur on the last day of the fiscal year, the amounts above represent the target Incentive Plan Payout Percentage (100%) applied to each individual’s current target bonus under the Incentive Plan for the semiannual performance period ending on March 27, 2021.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of March 27, 2021 about shares of our common stock that may be issued upon the exercise of options, warrants, and rights under the Company’s 2006 Stock Incentive Plan and the 2018 Long Term Incentive Plan, which was first approved by stockholders on August 3, 2018:

	(A) Number of Securities to be issued upon exercise of outstanding options		(B) Weighted-average exercise price of outstanding options		(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity Compensation Plans Approved by Security Holders(1)	3,805,410	(2)	$49.87	(3)	4,025,179
Equity Compensation Plans Not Approved by Security Holders	0		0		0
TOTAL	3,805,410		$49.87		4,025,179

(1)    As of March 27, 2021, we were granting equity awards only under the 2018 Long Term Incentive Plan. Under the 2018 Long Term Incentive Plan, a 1.5 full value award multiplier is applied to all RSUs and PBRSUs granted.

(2)    Includes 2,745,558 shares granted under the 2006 Stock Incentive Plan and the 2018 Long Term Incentive Plan that are issuable upon the vesting of the outstanding RSUs and PBRSUs.

(3)    The weighted average exercise price does not take into account the shares issuable upon the vesting of the outstanding RSUs and PBRSUs.

PAY RATIO DISCLOSURE
In accordance with Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO.
In fiscal year 2021, the Company had two non-concurrent CEOs, Dr. Rhode and Mr. Forsyth. Dr. Rhode served as CEO until January 1, 2021, and, as effective on that date, Mr. Forsyth has then served as our CEO. For purposes of the CEO pay ratio, we calculated the compensation paid to Dr. Rhode and Mr. Forsyth corresponding to the time each individual served as CEO and combined those amounts. Specifically, base salaries were added according to dates of service as CEO, cash bonus amounts were prorated according to the time served as CEO, and equity compensation was represented by Mr. Forsyth’s equity grants since executive equity grants were made during the fourth quarter, at a time when Mr. Forsyth was CEO. Dr. Rhode did not receive equity grants during fiscal year 2021.
For fiscal year 2021:
•the median of the annual total compensation of all employees of our Company (excluding Dr. Rhode and Mr. Forsyth) was $160,946; and
•the annual total CEO compensation was $4,966,496. This figure represents $1,950,964 in compensation associated with Dr. Rhode up until January 1, 2021, and $3,015,532 in compensation associated with Mr. Forsyth from January 1, 2021 until the end of the fiscal year.
•Based on this information, the CEO annual total compensation was estimated to be 30.9 times that of the median of the annual total compensation of all employees (excluding Dr. Rhode and Mr. Forsyth).
We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Different companies may use different methodologies in arriving at a pay ratio, and as a result, these ratios are not necessarily designed to facilitate comparisons among different companies. Rather, they allow stockholders to better understand and assess each particular company’s internal compensation practices.
Identifying the Median Employee
We identified our median employee by considering an employee population as of the last day of our fiscal year, March 27, 2021. We considered all employees at our consolidated subsidiaries and all worldwide employees (other than Dr. Rhode and Mr. Forsyth who had each served as CEO during the fiscal year), whether employed on a full-time, part-time, temporary, or seasonal basis. For purposes of selecting our median employee, we used a consistently applied compensation measure that included (1) base pay during fiscal year 2021 using salary or base pay rate as of March 27, 2021, (2) all cash bonuses earned during fiscal year 2021, and (3) the aggregate full grant date fair value of equity awards granted during fiscal year 2021, calculated in accordance with FASB ASC Topic 718. Compensation paid in foreign currencies was converted to U.S. dollars based on the average monthly exchange rate for March, 2021. For employees who were employed for less than the full fiscal year, we annualized their base pay. The value of the Company’s 401(k) plan and medical benefits provided was excluded, as all employees in a given jurisdiction are offered the same benefits, and we did not make any cost-of-living adjustments.
Using this methodology, we determined that the median employee was a full-time software developer in Austin, Texas.
Calculating the Ratio
After identifying the median employee, we calculated the elements of such employee’s annual total compensation for fiscal year 2021 pursuant to Item 402(c)(2)(x) of Regulation S-K: $160,946. For the CEO annual total compensation, we calculated the compensation of Dr. Rhode and Mr. Forsyth corresponding to their respective times as CEO as noted above: $4,966,496.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD
The Audit Committee is comprised solely of independent directors, as defined by the applicable Nasdaq listing standards and rules of the SEC, and it operates under a written charter adopted by the Board, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Audit Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. The Audit Committee continues to review and assess the adequacy of its charter on an annual basis, and will revise it to comply with new rules and regulations as they are adopted.
As described more fully in its charter, the primary focus of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control, and audit functions. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).
In accordance with the Sarbanes-Oxley Act and the Nasdaq listing standards, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.
The Audit Committee serves an oversight role for the Board in which it provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters. The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules.
In this context, the Audit Committee has met and held discussions with management and Ernst & Young. Management represented to the Audit Committee that the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the fiscal year ended March 27, 2021, were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with Ernst & Young matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable PCAOB rules regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young the firm’s independence. In addition, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young’s independence.
Based upon the Audit Committee’s discussions with management and the independent auditors, the Audit Committee’s review of the representations of management, and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2021, as filed with the SEC.
Submitted by the Audit Committee of the Board:
Alexander M. Davern, Chair
John C. Carter
Deirdre R. Hanford

AUDIT AND NON-AUDIT FEES AND SERVICES
Audit and Related Fees
The following table shows the fees accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years 2021 and 2020. All fees were pre-approved by the Audit Committee.

	2021	2020
Audit Fees	$1,395,000	$1,377,000
Audit-Related Fees	$4,500	$32,078
Tax Fees	$255,806	$220,000
All Other Fees	$2,852	$2,268
Total	$1,658,158	$1,631,346
Audit Fees. Audit services consisted of the audit of the Company’s consolidated financial statements and of management’s assessment of the operating effectiveness of internal control over financial reporting included in the Company’s Annual Report on Form 10-K, the review of the Company’s financial statements included in its quarterly reports on Form 10-Q, and statutory audits required internationally.
Audit-Related Fees. Audit-related services generally include fees for accounting consultations and registration statements filed with the SEC.
Tax Fees. The fiscal year 2021 tax fees include $141,100 in tax compliance and tax return preparation services. The remainder of the fiscal year 2021 tax fees relate to technical tax advice and tax planning. The fiscal year 2020 tax fees include $120,000 in tax compliance and tax return preparation services. The remainder of the fiscal year 2020 tax fees relate to technical fees including technical tax advice and tax planning.
All Other Fees. The other fees correspond to an Ernst & Young research tool.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a written policy for the pre-approval of audit, audit-related, and non-audit services provided by the Company’s independent registered public accounting firm.
For audit and audit-related services, the independent auditor will provide the Audit Committee with an engagement letter and estimated budget for formal acceptance and approval. A list of non-audit services and estimated budget for such services for the upcoming fiscal year are submitted to the Audit Committee by Company management for pre-approval. To ensure prompt handling of unexpected non-budgeted non-audit related services, the Audit Committee has delegated to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees if the cost of the service is less than $100,000. Any such unexpected services for which the cost is more than $100,000 are approved by the Audit Committee. If the Chair takes any action, the Chair will report such action to the Audit Committee at the next Audit Committee meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Indemnification and Insurance. Our Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance.
Procedures for Review, Approval, and Ratification of Related Party Transactions. The Board recognizes that Related Party Transactions (as defined below) can present conflicts of interest and questions as to whether transactions are in the best interests of the Company. Accordingly, the Board has documented and implemented certain procedures for the review, approval, or ratification of Related Party Transactions greater than $50,000. Related Party Transactions less than $50,000 are reported to the Audit Committee at least annually.
Pursuant to these procedures, the Audit Committee must review, approve, or ratify any such transactions with Related Persons (as defined below). When it is impractical to wait for a scheduled Audit Committee meeting, a proposed Related Party Transaction may be submitted to the Audit Committee Chair for approval and then subsequently reported to the Audit Committee at the next Audit Committee meeting.
This procedure seeks to promote Company decisions that are based on the merits of the transaction and the interests of the Company and its stockholders. While it is the Company’s preference to avoid Related Party Transactions, this procedure sets forth a methodology for considering a proposed Related Party Transaction in which the standard to be applied is whether such transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.
For these purposes, a “Related Person” is any person who: (1) is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company; (2) is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (3) is an immediate family member of any of the foregoing persons; or (4) any firm, corporation, or other entity in which any of the foregoing persons is employed or is a director, general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.
For these purposes, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and in which a Related Person had, has, or will have a direct or indirect interest.
Transactions with Related Persons. For fiscal year 2021, we had no material related party transactions that were required to be disclosed in accordance with SEC regulations.

HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries (such as stockbrokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.
This year, we expect that a number of stockbrokers with account holders who beneficially own common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of the proxy materials. A single Notice of Internet Availability of the proxy materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your stockbroker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Conversely, if multiple stockholders who reside at the same address receive multiple copies of our annual report and proxy materials, they may provide instructions if they prefer to receive only one copy of such materials. Stockholders may provide instructions or change their instructions at any time by contacting Broadridge ICS, either by calling toll-free (866)-540-7095, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you contact Broadridge ICS using the contact information above, we will promptly deliver to you a separate copy of our Annual Report, Notice of Internet Availability of the proxy materials, and the proxy materials for the 2021 Annual Meeting, and for future meetings, if you so request. Please also contact Broadridge ICS if you wish to request delivery of a single copy of those materials if you currently receive multiple copies.

COMMUNICATING WITH US

Communicating with the Board
If you would like to contact the Board, including a Committee, you may write to the following address:

Board of Directors
c/o Corporate Secretary
Cirrus Logic, Inc.
800 W. 6th Street
Austin, Texas 78701
The Corporate Secretary or Chair of the Governance and Nominating Committee, as appropriate, reviews all correspondence addressed to the Board and regularly forwards to the Board all such correspondence that, in the opinion of the Corporate Secretary or Chair of the Governance and Nominating Committee, deals with the functions of the Board or the Committees. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or individual Board members. Concerns relating to accounting, internal controls, or auditing issues will be immediately brought to the attention of the Chair of the Audit Committee.
Other Communications
If you would like to receive information about the Company, you may use one of these convenient methods:

1.     To have information such as our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q mailed to you, please call our Investor Relations Department at (512) 851-4125.

2.    To view our home page on the internet, use our website address: www.cirrus.com. Our home page provides you access to product, marketing and financial data, job listings, and an online version of this proxy statement, our Annual Report on Form 10-K, and other filings with the SEC.
If you would like to write to us, please send your correspondence to the following address:
Cirrus Logic, Inc.
Attention: Investor Relations
800 W. 6th Street
Austin, TX 78701
If you would like to inquire about stock transfer requirements, lost certificates, and change of stockholder address, please contact our transfer agent, Computershare Investor Services, at (877) 373-6374 (toll free) or (781) 575-2879 or by visiting their website at www.investorcentre.com (see “contact us” section and other online features).
If you would like to report any inappropriate, illegal, or criminal conduct by any employee, agent, or representative of the Company; any violation of the Company’s Code of Conduct; or any complaint or concern regarding accounting, internal accounting controls or auditing matters, you may file an anonymous and confidential report by contacting EthicsPoint, an independent reporting system provider, by telephone at 1-866-384-4277 (1-866-ETHICSP), or through its website at cirruslogic.ethicspoint.com.

ANNUAL REPORT
On May 21, 2021, we filed with the SEC an Annual Report on Form 10-K for the fiscal year ended March 27, 2021. The Annual Report on Form 10-K has been provided concurrently with this proxy statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting.
Stockholders may also obtain a copy of the Annual Report on Form 10-K and any of our other SEC reports, free of charge, (1) from the SEC’s website at www.sec.gov , (2) from our website at investor.cirrus.com, or (3) by writing to Investor Relations, Cirrus Logic, Inc., 800 W. 6th Street, Austin, TX 78701. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material.

BY ORDER OF THE BOARD OF DIRECTORS

John M. Forsyth
President and Chief Executive Officer
Austin, Texas
June 3, 2021

ANNEX
INCENTIVE PLAN RECONCILIATION

	6 Months Ended

	2H'21	1H'21
Net Revenue	$779,332	$589,898
Cost of Sales	$379,713	$282,216
Gross Profit	$399,619	$307,682

Total Operating Expenses	$245,265	$224,854

Total Operating Income	$154,354	$82,828
Operating Income Percentage	20%	14%

Operating Income Reconciliation
GAAP Operating Income	$154,354	$82,828

Amortization of acquisition intangibles	$5,996	$5,996
Stock compensation expense	$27,981	$28,782
Other adjustments **	$—	$352
Bonus VCP, Executive, Leadership Plan Exclusion	$22,817	$10,872
Non GAAP Operating Income Used for Bonus Plans	$211,148	$128,830
Non GAAP Operating Income Percentage Used for Bonus Plans	27%	22%

** Other adjustments may include certain acquisition expenses, litigation expenses, patent agreements, restructuring items, sales reorganizations, asset gains, impairments, or other.

CIRRUS LOGIC®

CIRRUS LOGIC, INC.
800 WEST SIXTH STREET
AUSTIN, TX 78701

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 29, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CRUS2021**

You may attend the Meeting at noon Eastern Time on July 30, 2021 via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow on your proxy card and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 29, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D55116-P58845 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIRRUS LOGIC, INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John C. Carter
02) Alexander M. Davern
03) Timothy R. Dehne
04) John M. Forsyth
05) Deirdre R. Hanford
06) Catherine P. Lego
07) David J. Tupman

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Form 10-K and Proxy Statement is available at www.proxyvote.com.

D55117-P58845

CIRRUS LOGIC, INC.
PROXY FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
JULY 30, 2021 AT 11:00 A.M. (CENTRAL DAYLIGHT TIME)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of CIRRUS LOGIC, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 3, 2021, and the Company's Annual Report on Form 10-K for the fiscal year ended March 27, 2021, and hereby appoints Thurman K. Case and Gregory Scott Thomas, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2021 Annual Meeting of Stockholders of CIRRUS LOGIC, INC., to be held on July 30, 2021 at 11:00 a.m. Central Daylight Time at www.virtualshareholdermeeting.com/CRUS2021, and at any adjournments or postponements thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side